Exhibit 10.1

Asset Purchase Agreement

i

4.24.	Restrictions on Business Activities	31
4.25.	Solvency	31
4.26.	No Other Representations or Warranties	31

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER	31

5.1.	Authorization	31
5.2.	Non-Contravention	31
5.3.	Litigation	32
5.4.	No Brokers	32
5.5.	Taxes	32

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	32

6.1.	Organization and Authority of Buyer; Enforceability	32
6.2.	Non-Contravention	32
6.3.	Legal Proceedings	33
6.4.	No Reliance	33

ARTICLE VII	COVENANTS	33

7.1.	Further Action; Reasonable Best Efforts	33
7.2.	Closing Inventory Count	33
7.3.	Access and Cooperation	33
7.4.	Public Announcements	34
7.5.	Tax Matters	34
7.6.	Bulk Sales Laws	34
7.7.	Non-Assignable Contracts	35
7.8.	Misdirected Payments	35
7.9.	Employees	35
7.10.	Certain Tax Matters	35
7.11.	Payment of Other Excluded Liabilities	36
7.12.	Distributions of Proceeds	36
7.13.	Release	36
7.14.	Change of Name	36
7.15.	Voluntary Disclosure Procedures; Certain Tax Returns	36

ARTICLE VIII	INDEMNIFICATION	37

8.1.	Indemnification	37
8.2.	Recourse; Other Limitations	38
8.3.	Period for Claims; Other Limitations	39
8.4.	Claims	39
8.5.	Resolution of Objections to Claims	39
8.6.	Third-Party Claims	40
8.7.	No Waiver by Knowledge	41
8.8.	Tax Treatment of Indemnity Payments	41

ii

ARTICLE IX	GENERAL PROVISIONS	41

9.1.	Survival of Representations and Warranties and Covenants	41
9.2.	Notices	42
9.3.	Counterparts	42
9.4.	Entire Agreement; Non-assignability; Parties in Interest; Amendment	42
9.5.	Assignment	42
9.6.	Severability	42
9.7.	Remedies Cumulative	42
9.8.	Governing Law	43
9.9.	WAIVER OF JURY TRIAL	43
9.10.	Fees and Expenses	43
9.11.	Confidentiality	43

Schedules

Schedule A	Additional Defined Terms
Schedule B	Accounting Principles
Schedule C	Funds Flow Memo
Schedule D	Purchase Price Allocation Principles
Schedule E	Notice Addresses
Schedule F	Illustrative Calculation of Net Working Capital Amount

Schedule 2.1(a)	Certain Purchased Assets
Schedule 2.1(b)(2)	Other Excluded Assets
Schedule 2.2	Other Assumed Liabilities
Schedule 2.4	Pro Rata Share
Schedule 3.2(a)(ix)	Required Consents

Disclosure Schedules

Section 4.1	Organization
Section 4.3	Capitalization
Section 4.4	Non-Contravention
Section 4.5	Permits; Compliance
Section 4.6	Financial Statements
Section 4.8	Inventories
Section 4.9	Absence of Changes
Section 4.10	Litigation
Section 4.11	Employee Matters
Section 4.12	Real Property; Title to Purchased Assets
Section 4.13	Intellectual Property
Section 4.14	Environmental Matters
Section 4.15	Taxes
Section 4.16	Material Contracts
Section 4.17	Customers; Suppliers
Section 4.19	Brokers
Section 4.20	Warranties and Guaranties
Section 4.21	Compliance With Laws
Section 4.23	Related Party Transactions
Section 4.24	Restrictions on Business Activities

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into on March 1, 2019 effective as of the Closing Effective Time by and among L.A.R.K. Industries, Inc. (d/b/a Residential Design Services), a California corporation (“Buyer”), Intown Design, Inc., a Georgia corporation, Intown Granite of Charlotte, Inc., a North Carolina corporation, and Granitec, LLC, a Georgia limited liability company (each of Intown Design, Inc., Intown Granite of Charlotte, Inc. and Granitec, LLC,  a “Seller Entity” and, collectively, the “Seller”) and Don Zahnle (the “Equityholder”).  For purposes of this Agreement, the use of the term Seller shall mean each Seller Entity collectively and/or each applicable Seller Entity, unless the context otherwise clearly indicates. Buyer, Seller and the Equityholder are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined herein have the respective meanings given to such terms in Section 1.1 or Schedule A, as applicable.

BACKGROUND

A.	Seller is engaged in the Business.
B.	The Equityholder is the record and beneficial holder of 100% of the issued and outstanding capital stock or membership interests, as applicable, of each Seller Entity.
C.

Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all right, title and interest in and to the Purchased Assets, and the Parties wish to consummate the other transactions contemplated by this Agreement and the Ancillary Transaction Documents, in each case subject to the terms and conditions set forth herein or therein, as applicable (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1.Definitions.  For purposes of this Agreement, the following terms have the respective meanings indicated in this Section 1.1.

“2018 EBITDA True-Up Amount” means four dollars for each dollar, if any, by which Final 2018 EBITDA Amount exceeds $2,655,000; provided; however, if Final 2018 EBITDA Amount does not exceed $2,655,000, the 2018 EBITDA True-Up Amount shall be zero dollars.

“Accounting Principles” means Seller’s historical method of accounting, using the accounting principles described on Schedule B.

“Action” means any claim, action, suit, charge, complaint, grievance, arbitration, notice, inquiry, dispute, strike, meditation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.

“Agreed Value” has the meaning set forth in Section 8.6(c).

“Agreement” has the meaning set forth in the Recitals.

“Assumed Contracts” means all Contracts to which Seller is a party (other than any Seller Plans or insurance policies held or maintained by Seller).

“Assumed Liabilities” means, subject to Section 2.2: (a) all executory obligations required to be performed following the Closing under the Assumed Contracts, but only to the extent such executory obligations are incurred in the ordinary course of business, are first required to be performed on or after the Closing, are expressly set forth in the written terms of the Assumed Contracts and do not relate to any failure to perform, improper performance, warranty or other breach default or violation by Seller on or prior to the Closing; (b) those trade accounts payable of any Seller Entity to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that are included as current liabilities in the calculation of the Final Net Working Capital Amount, and (c) any other Liabilities expressly included on Schedule 2.2.

“Author” has the meaning set forth in Section 4.13(c).

“beneficial owner”, with respect to any capital stock or other equity or equity-linked interests of Seller, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means a day on which banks are open for business in the State of New York, but does not include a Saturday, Sunday or a statutory holiday in the State of New York.

“Buyer” has the meaning set forth in the Recitals.

“Claims Period” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 3.1.

“Closing Bonus Expenses” means any fees, costs, expenses of or payments to be made by the Seller or Equityholder related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits made to any current or former service provider of the Seller in connection with the execution of this Agreement or consummation of the Transactions, in each case that do not constitute a Contingent Bonus Expense.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 4.11(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Commercial Leases” means those certain Commercial Leases, dated as of the Closing Date, by and between Buyer and Atlanta Industrial Holdings LLC, State Street Holdings, LLC and Villanova Holdings, LLC, as applicable.

“Contingent Bonus Expenses” means any (a) fees, costs, expenses of or payments to be made by the Seller or Equityholder related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits made to any current or former service provider of the Seller in connection with the execution of this Agreement or consummation of the Transactions but contingent upon release of escrow funds, achievement of earn-out milestones, Seller’s receipt of a release agreement from the prospective recipient thereof or other contingency that is not satisfied at or prior to the Closing Effective Time; and (b) any employer portion of any employment, payroll or similar Taxes payable by Seller or Equityholder in connection with any fees, costs, expenses of, or payments made by, the Seller related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits described in clause (a) of this definition.

“Contract” means any contract, agreement, statement of work, understanding, arrangement or commitment, written or oral, to which Seller is a party or by which Seller or any of its properties, rights or assets (including the Purchased Assets) are bound.

“control” (and, with correlative meaning, “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Equityholder concurrently with the execution and delivery of this Agreement, which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of Article IV or Article V to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures, which, for the avoidance of doubt, may include cross-references from one Section of the Disclosure Schedule to another Section of the Disclosure Schedule), and each affirmative disclosure made pursuant to the representations and warranties shall also be deemed to be part of the representations and warranties made by Seller and the Equityholder to Buyer under Article IV and by the Equityholder under Article V.

“Dispute Notice” has the meaning set forth in Section 2.6(a).

“Disputed Amount” has the meaning set forth in Section 8.6(c).

“Disputed Items” has the meaning set forth in Section 2.6(a).

“Earn-Out Consideration” has the meaning set forth in Section 2.7(a).

“Earn-Out Statement” has the meaning set forth in Section 2.7(b)(i).

“Environmental Laws” means all material federal, state and local Laws relating to protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Substances.

“Environmental Permits” means all Permits issued pursuant to Environmental Laws.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Equityholder” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

“Estimated Balance Sheet Certificate” means a certificate: (a) in the form provided by Buyer to Seller prior to the Closing Date; (b) prepared by Seller; (c) reasonably acceptable to Buyer; (d) executed by Seller’s Chief Executive Officer (or similar officer); (e) dated as of the Closing Date; (f) certifying Seller’s good faith estimate, as of immediately prior to the Closing Effective Time, of the Estimated Net Working Capital Amount; and (g) illustrating the calculation of the Estimated Net Working Capital Amount, including: (i) the amount of each line item component of the consolidated total current assets of Seller included in the Estimated Net Working Capital Amount (corresponding to the line items set forth in the Estimated Seller Balance Sheet to the maximum extent practicable); (ii) the amount of each line item component of the consolidated total current liabilities of Seller included in the Estimated Net Working Capital Amount (corresponding to the line items set forth in the Estimated Seller Balance Sheet to the maximum extent practicable); and (iii) the Estimated Net Working Capital Adjustment Amount.

“Estimated Net Purchase Price” means an amount equal to the sum of: (a) the Enterprise Value; plus (b) the Estimated Net Working Capital Adjustment Amount.

“Estimated Net Working Capital Adjustment Amount” means an amount (which may be positive, negative or equal to zero) equal to: (a) the Estimated Net Working Capital Amount; minus (b) the Target Net Working Capital Amount.

“Estimated Net Working Capital Amount” means Seller’s good faith estimate, as of immediately prior to the Closing Effective Time, of the Net Working Capital Amount.

“Estimated Seller Balance Sheet” means the unaudited consolidated balance sheet for Seller as of immediately prior to the Closing Effective Time, prepared in good faith in accordance with Accounting Principles and presenting fairly, in all respects, the financial condition of Seller at the respective date and delivered concurrently with the delivery of the Estimated Balance Sheet Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” means any Liabilities of any Seller or any Liabilities relating to the Business that are not Assumed Liabilities, including any Liability: (a) owed to Equityholder or any Affiliate of Seller or Equityholder; (b) pertaining to Excluded Taxes; (c) for any Indebtedness; (d) pertaining to any Excluded Asset; (e) relating to or arising out of claims made in pending or future Actions, claims made based on violations or non-compliance with any Law, breach of contract, employment practices (which shall include, for the avoidance of doubt, any Liability related to claims for unpaid commissions claimed by any Person), environmental or health and safety matters or any other actual or alleged failure by Seller to perform any obligation, in each case, relating to or arising out of events that have occurred, or services performed, or products sold, or the operation of the Business by Seller prior to the Closing; (f) under any Seller Plans maintained or sponsored by Seller or any employment agreements held by Seller; (g) relating to any non-compliance by Seller with any applicable bulk sales Law; (h) which may be asserted against or imposed upon Buyer or any of its Affiliates as a successor or transferee of Seller or any of its Affiliates or an acquirer of the Business or the Purchased Assets or otherwise as a matter of Law; (i) that constitutes a Transaction Expense; or (j) that constitutes a Contingent Bonus Expense.

“Excluded Taxes” means any Liability for: (a) Taxes of Seller (or Equityholder or Affiliate of Seller) or relating to the Business or the Purchased Assets for any Pre-Closing Tax Period; (b) Taxes that arise out of the consummation of the Transactions and that are the responsibility of or allocated to Seller pursuant to this Agreement; or (c) other Taxes of Seller (or Equityholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or Equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

“Final 2018 EBITDA Amount” means the net income generated by the operation of the Earn-Out Business during the 12-month period beginning on January 1, 2018 before interest expense, income tax expense, depreciation expense and intangible asset amortization expense, calculated in accordance with GAAP, and to the extent in accordance with GAAP, consistently applied in accordance with past practices and in accordance with normal year end cut-off practices, plus (or minus) any adjustments that are reasonably required to remove the effect of any one-time or non-recurring expenses or income during such period and/or are consistent with adjustments that were made in the “quality of earnings” review prepared for Buyer in connection with the Transactions and made available to Seller on or about January, 2019.

“Final True-Up Certificate” means a certificate executed by an authorized officer of Buyer and dated no later than 90 days following the Closing Date, certifying Buyer’s calculation, as of immediately prior to the Closing Effective Time, of the Final Net Working Capital Amount, and illustrating the calculation of (a) the Final Net Working Capital Amount, including: (i) the amount of each line item component of the consolidated total current assets of Seller included in the Final Net Working Capital Amount (corresponding to the line items set forth in the Final Seller Balance Sheet to the maximum extent practicable); (ii) the amount of each line item component of the consolidated total current liabilities of Seller included in the Final Net Working Capital Amount (corresponding to the line items set forth in the Final Seller Balance Sheet to the maximum extent practicable); and (iii) the Final Net Working Capital Adjustment Amount, and (b) the 2018 EBITDA True-Up Amount, including Buyer’s calculation of the Final 2018 EBITDA Amount; provided, however, that such certificate shall be deemed final only in accordance with the terms of Section 2.6(a).

“Final Net Purchase Price” means an amount equal to (a) the Estimated Net Purchase Price plus (b) the 2018 EBITDA True-Up Amount (each as finally adjusted and determined in accordance with Section 2.6).

“Final Net Working Capital Adjustment Amount” means an amount (which may be positive, negative or equal to zero) equal to: (a) the Final Net Working Capital Amount; minus (b) the Target Net Working Capital Amount.

“Final Net Working Capital Amount” means Buyer’s calculation, as of immediately prior to the Closing Effective Time, of the Net Working Capital Amount, which such calculation shall be included in the Final Balance Sheet Certificate.

“Final Seller Balance Sheet” means the unaudited balance sheet for Seller as of immediately prior to the Closing Effective Time, prepared in good faith in accordance with Accounting Principles and presenting fairly, in all respects, the financial condition of Seller at the respective date and delivered concurrently with the delivery of the Final Balance Sheet Certificate.

“FLSA” has the meaning set forth in Section 4.11(a).

“Fundamental Representations” means any of the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.4(a)(i) (Non-Contravention), Section 4.12(c) (Title To Purchased Assets), Section 4.15 (Taxes), Section 4.19 (Brokers), Section 5.1 (Authorization) and Section 5.4 (No Brokers).

“Funds Flow Memo” means the funds flow memo attached hereto as Schedule C.

“GAAP” means generally accepted accounting principles for financial reporting in the United States in effect as of the applicable date.

“General Enforceability Exclusions” means applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, general equitable principles and the availability of equitable remedies.

“Governmental Entity” means: (a) any federal, state, local, municipal, foreign or other government; (b) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (c) any governmental or similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal; or (d) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Seller is governed by or subject to applicable Laws.

“Hired Employees” has the meaning set forth in Section 7.9.

“Identified States” has the meaning set forth in Section 7.15.

“Indebtedness” means, at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business and reflected on the Estimated Seller Balance Sheet); (d) any drawn amounts under letter of credit arrangements; (e) any cash overdrafts drawn as of the Closing; (f) any off-balance sheet Liabilities; (g) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (h) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (i) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (j) any accrued but unpaid incentive compensation, bonus, profit-sharing obligation or deferred compensation payable under any Seller Plans; (k) any indebtedness secured by a Lien on a Person’s assets; (l) any Liabilities of Seller relating to any period ending at or prior to the Closing to the extent not included in current liabilities in determining the Final Net Working Capital Amount; and (m) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (l) of this definition.

“Indemnifiable Damages” has the meaning set forth in Section 8.1(a).

“Indemnification Period” has the meaning set forth in Section 8.3.

“Indemnified Persons” has the meaning set forth in Section 8.1(a).

“Indemnifying Persons” has the meaning set forth in Section 8.1(a).

“Intellectual Property Rights” means any and all: (a) U.S. and foreign patents, patent applications, continuations, continuations in part, and divisionals, reissues, extensions and reexaminations thereof, and inventions (whether or not patentable); (b) trade names, trade dress, logos, packaging design, slogans, work products, Internet domain names, registered and unregistered trademarks and service marks and applications for registration; (c) copyrights in both published and unpublished works, including all compilations, databases, computer programs (source code and object code versions), and work product, programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) know-how, trade secrets, confidential or proprietary information, work product, research in progress, algorithms, data, designs, processes, formulae, methodologies, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, research in progress, proprietary information, data, materials and technology owned by Seller; and (e) goodwill, franchises, licenses, permits, consents, approvals and claims of infringement against third parties in any of the foregoing rights.

“Inventories” has the meaning set forth in Section 4.8.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to Seller, the actual knowledge of each of the Knowledge Group Members, in each case after due inquiry into the matter at hand.

“Knowledge Group Members” has the meaning specified in Schedule A.

“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees.

“Leased Real Property” has the meaning set forth in Section 4.12(a).

“Liabilities” means any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, action or order of any Governmental Entity and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, voting trust, proxy, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any entity, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement is materially adverse in relation to the financial condition or results of operations of such entity and its Subsidiaries, if any, taken as a whole; provided, however, that the following Effects shall not be taken into account except to the extent they disproportionately impact such entity as compared to other participants in the industry in which such entity operates: (a) any Effect resulting from (i) changes in the general worldwide, U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide, U.S. economic, regulatory or political conditions, (ii) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (iii) changes in applicable Laws or accounting standards; (iv) any natural disaster or acts of God; or (v) strikes, slowdowns or work stoppages; (b) the failure to meet any internal estimates, expectations, forecasts, projections or budgets for any period; provided, however, the underlying cause for such failure shall not be excluded; and (c) any Effect that results from any actions required to be taken or not taken pursuant to the express terms of this Agreement.

“Material Contract” has the meaning set forth in Section 4.16(a).

“Non-Assignable Contracts” has the meaning set forth in Section 7.7.

“Notice of Earn-Out Disagreement” has the meaning set forth in Section 2.7(b)(ii).

“Officer’s Certificate” has the meaning set forth in Section 8.4.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the operating or limited liability company agreement and the certificate of formation or articles of organization of a limited liability company; (c) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (d) any amendment or equivalent of any the foregoing.

“Parties” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 4.5(a).

“Permitted Liens” means: (a) Liens for current Taxes and assessments and other governmental charges not yet past due, in each case, for which adequate reserves have been maintained on the Financial Statements of the Seller in accordance with the Accounting Principles; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress; and (c) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Seller consistent with past practice for sums not yet due and payable. With respect to the Leased Real Property only, Permitted Liens shall also include (i) easements, covenants, conditions, restrictions and other encumbrances of record affecting the Leased Real Property which, individually and in the aggregate, do not materially impair the value or utility of the Leased Real Property, Seller’s leasehold interest therein or the Business; and (ii) any liens on the interest of the “Landlord” under that certain lease, dated effective October 1, 2018, by and between 688 Great Southwest Parkway, LLC, a Georgia limited liability company, and Granitec, LLC, a Georgia limited liability company, for a certain portion of property having a street address of 688 Great Southwest Parkway, Atlanta, Georgia 30336.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Tax period that begins prior to the Closing Date and ends after the Closing Date, the portion of such Taxable period beginning after the Closing Effective Time or the Closing Date, as applicable.

“Pre-Closing Tax Period” means any Tax period beginning before the Closing Date and, with respect to any Tax period that begins prior to the Closing Date and ends after the Closing Date, the portion of such Taxable period ending as of the Closing Effective Time or the Closing Date, as applicable.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Effective Time, the occurrence of which results in the imposition of a Tax on the Company, provided that the transactions contemplated hereby shall not be deemed to constitute Pre-Closing Taxable Events.

“Pre-Closing Taxes” means all Liabilities for Taxes of the Company for Pre-Closing Tax Periods to the extent such Liabilities are attributable to Pre-Closing Taxable Events and regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date.

“Pro Rata Share” has the meaning set forth in Section 2.4.

“Property Taxes” means all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets for any Taxable period.

“Purchase Price Deficiency” has the meaning set forth in Section 2.6(c).

“Purchase Price Excess” has the meaning set forth in Section 2.6(c).

“Purchased Assets” means, subject to Section 2.1, all of the assets, properties, privileges, claims and rights, real, personal and mixed, tangible and intangible, of every kind or description, wherever located, owned by, leased to or licensed by or to any Seller Entity or as to which any Seller Entity has any right, title, benefit or interest (whether or not carried on the books of any Seller Entity) that are used to conduct, that are held for use to conduct, or that relate to, the Business, but excluding, for the avoidance of doubt, Excluded Assets.

Without limiting the generality of the foregoing, the Purchased Assets include each of the following: (a) all inventory, office and other supplies, spare, replacement and component parts, and other inventory property (including any work in process) located at, stored on behalf of or in transit to Seller; (b) all deposits, advances, pre-paid expenses, accrued rebates and credits; (c) all fixed assets, equipment, furnishings, computer hardware, vehicles, fixtures and other tangible personal property; (d) all rights of Seller under the Assumed Contracts; (e) all rights of Seller under the leases and subleases in respect of the Leased Real Property and in and to the Leased Real Property, including the fixtures and improvements thereon; (f) all Seller Intellectual Property; (g) all accounts receivable, notes receivable and other receivables and any security therefor; (h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; (i) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller; (j) all Permits to the extent that they are transferrable, including those set forth on Section 4.5(a) of the Disclosure Schedule (unless otherwise indicated thereon); (k) all information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of Seller in whatever media retained or stored, including computer programs and disks; (l) claims for refund or credit of Taxes and other governmental charges of whatever nature, in each case, to which Buyer is legally entitled or that relate to the Business or ownership of the Purchased Assets for a Post-Closing Tax Period; (m) any and all goodwill associated with the Business; and (n) all other tangible and intangible assets, properties and rights of any kind or description, wherever located, that are (i) carried on the books of Seller or (ii) owned by Seller.

“Related Party” has the meaning set forth in Section 4.23(a).

“Restricted Party” has the meaning specified in Schedule A.

“Released Claims” has the meaning set forth in Section 7.13.

“Releasing Parties” has the meaning set forth in Section 7.13.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Recitals.

“Seller Entity” has the meaning set forth in the Recitals.

“Seller Intellectual Property” means any and all Seller Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to Seller.

“Seller Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purportedly owned by Seller or that were developed for Seller by full or part time employees or independent contractors of Seller (including customizations of Third Party Intellectual Property).

“Seller Plan” means any plan, program, scheme, agreement, Contract, practice, policy or other arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that provides for compensation and/or benefits for any current or former service provider of Seller or any Affiliate of Seller under: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA; (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, phantom stock or any other equity-based plan; or (c) any other arrangement providing for deferred-compensation, profit sharing, commission or other cash incentives, severance, retention, transaction or change in control, retirement, welfare-benefits, bonus (whether time-based or performance-based), leave of absence, vacation, savings, incentives or fringe-benefits.

“Settlement Amount” has the meaning set forth in Section 8.6(c).

“Significant Customer” has the meaning set forth in Section 4.17(a).

“Significant Supplier” has the meaning set forth in Section 4.17(b).

“Specified Liabilities” has the meaning set forth in Section 4.6(e).

“Subsequent Claims Period” has the meaning set forth in Section 8.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, 50% or more of the capital stock, membership interests or other equity interests that are generally entitled to vote for the election of the board of directors, board of managers or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (a) any federal, state, local or foreign tax, assessment, fee, duty, levy or other charge of any kind whatsoever  (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat, abandoned or unclaimed property, environmental,  windfall profit, custom duty or other tax, (b) any interest or any penalty, addition to tax or additional amount with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority; and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this sentence as a result of being a transferee of or successor to any Person, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof), any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.6(a).

“Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party as of the Closing Date.

“Transactions” has the meaning set forth in the Recitals.

“Transaction Expenses” means all third party fees and expenses incurred or otherwise payable by Seller or Equityholder in connection with this Agreement and the Transactions, whether or not billed or accrued, including: (a) 50% of any Transfer Taxes; (b) any fees, costs, expenses of or payments made by the Seller or Equityholder related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits made to any current or former service provider of the Seller in connection with the execution of this Agreement or consummation of the Transactions (but excluding Contingent Bonus Expenses); (c) any employer portion of any employment, payroll or similar Taxes payable by Seller or Equityholder in connection with any fees, costs, expenses of, or payments made by, the Seller related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits in connection with the execution of this Agreement or consummation of the Transactions (but excluding Contingent Bonus Expenses); (d) 50% of any fees or expenses payable to the Escrow Agent in connection with the Transaction (it being understood that Buyer will be responsible for the other 50% of such fees or expenses); and (e) the full amount of any fees and expenses of legal counsel and accountants, financial advisors, investment bankers and brokers of Seller and the Equityholder in connection with this Agreement and the Transactions, and any such fees and expenses incurred or otherwise payable by Seller, the Equityholder, or any manager, director, officer, employee, agent, or Affiliate of Seller or any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.5(c).

“Warranty” has the meaning set forth in Section 4.20(a).

1.2.Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, unless otherwise indicated, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context of this Agreement otherwise requires: (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; and (d) the phrases “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of such document or information was posted by Seller to the Virtual Data Room not less than 72 hours prior to 12:01 a.m. Pacific time on the date of this Agreement and remained continuously viewable by Buyer and its representatives from the time such document or information was posted through the Closing.  Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

1.3.Rules of Construction.  The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against any one or more parties drafting such agreement or document.

ARTICLE II
purchase and sale

2.1.Purchased Assets; Excluded Assets.

(a)Purchased Assets.  Subject to the terms and conditions set forth herein, as of the Closing Effective Time, Seller shall sell, assign, transfer, convey and deliver to Buyer or its designee, and Buyer shall purchase and acquire from each Seller, in each case free and clear of any Lien (other than Permitted Liens), all of each Seller Entity’s, as applicable, right, title and interest in, to and under all of the Purchased Assets, which shall include the assets the set forth on Schedule 2.1(a).  Notwithstanding anything to the contrary in this Agreement, the Purchased Assets do not include any of the Excluded Assets.

(b)Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets or properties (such assets, collectively, the “Excluded Assets”): (i) any cash, cash equivalents or marketable securities or any rights to any bank accounts any Seller Entity; (ii) income Tax returns and related reports; (iii) Seller’s corporate seal, check-books and cancelled checks; (iv) insurance policies held by Seller; (v) any rights, claims and causes of action relating to any Excluded Asset or Excluded Liability; (vi) equity interests of Seller or any of its affiliates; (vii) any written communications regarding the negotiation of the Transactions; (viii) any Seller Plans sponsored or maintained by Seller and any employment agreements held by Seller; (ix) any rights of any Seller Entity under this Agreement and all other agreements contemplated hereunder; (x) any attorney-client privilege of Seller arising out of legal counsel representing Seller, including in connection with the Transactions; (xi) all files maintained by legal counsel as a result of representation of Seller, and all attorney work product maintained by Seller and developed in connection with the Transactions; (xii) any employment or similar files required to be maintained by any Seller Entity under applicable Law; (xiii) any other assets specifically listed on Schedule 2.1(b)(2); and (xiv) any claims for refunds of Taxes, including, but not limited to, sales and use Taxes, attributable to the Business for any Pre-Closing Tax Period.

(c)In the event that following the Closing, Buyer discovers any asset that was not conveyed to Buyer at the Closing that relates to or is used or held for use by Seller, a Equityholder or any of their respective Affiliates for the conduct of the Business, and that does not constitute an Excluded Asset, Seller and each Equityholder shall and shall cause their respective Affiliates to take all action reasonably necessary to promptly convey such asset to Buyer, without the need for any additional consideration, and such asset shall be considered a Purchased Asset for all purposes hereunder.

2.2.Assumed Liabilities; Excluded Liabilities.

(a)Assumed Liabilities.  Subject to the terms and conditions set forth herein, and subject to the completeness and accuracy of the representations and warranties set forth in Article IV and

Article V, as of the Closing Effective Time, Buyer shall assume liability for the Assumed Liabilities only, and not for any other Liability whatsoever.  The Parties expressly acknowledge and agree that Buyer is not hereby assuming or guaranteeing, shall not be deemed to have assumed or guaranteed, and shall not be liable or otherwise have any responsibility for, any Liability of Seller, the Equityholder or any of their respective affiliates, in each case other than the Assumed Liabilities.

(b)Excluded Liabilities.  The Parties expressly acknowledge and agree that Buyer is not hereby assuming or guaranteeing, shall not be deemed to have assumed or guaranteed, and shall not be liable or otherwise have any responsibility for, any Excluded Liabilities, and that all such Liabilities shall be borne by Seller, the Equityholder or their respective affiliates, as applicable.

2.3.Purchase Price.  Subject to adjustment pursuant to Section 2.6, the aggregate amount to be paid for the Purchased Assets will be: (a) the Final Net Purchase Price; plus (b) the Earn-Out Consideration, if and only if payable pursuant to the terms and conditions of Section 2.7.  In addition to the foregoing, as consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyer will assume liability for the Assumed Liabilities only.

2.4.Apportionment of Purchase Price.  Subject to adjustment pursuant to Section 2.6, the aggregate amount to be paid for the Purchased Assets will be distributed to each Seller Entity in proportion to the percentage set forth opposite such Seller Entity’s name on Schedule 2.4 attached hereto (such Seller Entity’s proportion, its “Pro Rata Share”).  Notwithstanding anything to the contrary and unless explicitly stated otherwise, any payments made by Buyer to Seller pursuant to this Agreement shall be construed as having to be made by Buyer to each Seller Entity in proportion to its Pro Rata Share.

2.5.Tax Matters.

(a)Purchase Price Allocation.  Seller and Buyer agree to allocate the Final Net Purchase Price (and any other items required to be taken into account as consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with the allocation principles set forth on Schedule D.  Buyer shall prepare such allocation and shall deliver to Seller a schedule setting forth such allocation within 90 days after the final determination of the Final Net Purchase Price.  Buyer shall update such allocation from time to time as needed to take into account any adjustments to the Final Net Purchase Price hereunder.  Buyer and Seller shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.  Seller shall not dispute such allocation unless such dispute (i) is set forth in a written notice that describes such dispute in reasonable detail and is delivered to Buyer in writing within 15 days following receipt of such allocation, and (ii) relates only to Buyer’s applicable of the principles set forth on Schedule D; and, in any such case, Buyer and Seller shall cooperate in good faith to resolve any disputes as to Buyer’s application of the principles set forth on Schedule D no later than 15 days following Buyer’s receipt of such written dispute. Any dispute not resolved by such date shall be resolved by the Neutral Accountant. The Neutral Accountant’s determination shall control how the Purchase Price Allocation will be filed. The Neutral Accountant shall determine which Party’s position with respect to the disputes, taken as a whole, is most inconsistent with the Neutral Accountant’s resolution of such disputes, taken as a whole; and such Party shall be responsible for all costs, fees and expenses of the Neutral Accountant (including any indemnity obligations to the Neutral Accountant).  The Parties agree: (A) that the Purchase Price Allocation shall be binding on the Parties for all Tax reporting purposes; and (B) to file all Tax Returns in a manner consistent with the Purchase Price Allocation. If any Taxing Authority disputes the Purchase Price Allocation, the Party receiving notice of the dispute shall promptly notify the other Party of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Purchase Price Allocation. Any payment treated as an adjustment to the Final Net Purchase Price under Section 2.5 or Section 8.8, as applicable, shall be allocated among the Purchased Assets in a manner consistent with the Purchase Price Allocation, unless otherwise required by applicable Law.

(b)Tax Treatment.  The Parties agree to treat any payments made pursuant to Section 2.6 or Section 2.7 as an adjustment to the Final Net Purchase Price for federal, state, local and foreign income Tax purposes, unless otherwise required by Law.

2.6.Purchase Price Adjustment.

(a)Dispute Resolution.  (i) No later than 90 days following the Closing Date, Buyer shall deliver the Final True-Up Certificate to Seller.  Within 30 days following receipt by Seller of the Final True-Up Certificate, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Final True-Up Certificate (a “Dispute Notice”).  Any Dispute Notice shall specify: (i) in reasonable detail the basis upon which Seller disputes in good faith the preparation or content of the Final True-Up Certificate; and (ii) the proposed dollar amount for each disputed item on the Final True-Up Certificate.  Any item set forth in the Final True-Up Certificate that Seller does not dispute in a Dispute Notice delivered within such 30-day period will be final, conclusive and binding on the Parties, and if Seller does not deliver a Dispute Notice within such 30-day period, such Final True-Up Certificate will be final, conclusive and binding on the Parties.  If Seller does deliver a Dispute Notice within such 30-day period, Buyer and Seller shall negotiate in good faith to resolve each disputed item raised therein (each a “Disputed Item” and collectively, the “Disputed Items”).  To the extent the Buyer and Seller agree in writing to resolve their differences, the Final True-Up Certificate will be adjusted to reflect the final written agreement of Buyer and Seller with respect to the Disputed Items.  If Buyer and Seller, notwithstanding such good faith negotiation, fail to resolve each Disputed Item within 30 days after Buyer’s receipt of the Dispute Notice, Buyer and Seller jointly shall engage the Neutral Accountant to resolve each unresolved Disputed Item.  The scope of disputes to be resolved by the Neutral Accountant shall be limited to each Disputed Item, and Buyer and Seller shall jointly instruct the Neutral Accountant to determine, on such basis, the extent, if any, to which the Final Net Working Capital Adjustment Amount or 2018 EBITDA True-Up Amount, as applicable, set forth in the Final True-Up Certificate requires adjustment.  The Neutral Accountant’s decisions shall be based solely on written presentations by Buyer and Seller and their respective representatives, and not by independent review, and the Neutral Accountant shall address only the Disputed Items.  In resolving any Disputed Item, in no event shall the Neutral Accountant’s determination be higher or lower than the respective amounts therefor proposed by Buyer and Seller.  Buyer and Seller shall jointly instruct the Neutral Accountant to deliver, in connection with its determination, a certificate of the Neutral Accountant that its determination was prepared in accordance with this Agreement.  Buyer and Seller shall jointly instruct the Neutral Accountant to report its conclusions as to such Disputed Items and its determination of the Final Net Working Capital Adjustment Amount or 2018 EBITDA True-Up Amount, as applicable, based thereon made in accordance with this Section 2.6(a), no later than 30 days after it is engaged, which determination, absent manifest error, shall be final, conclusive and binding on all Parties and not subject to further dispute or judicial review.  The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Neutral Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accountant.  For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% off the costs would be borne by Seller.

(b)Cooperation.  For purposes of complying with the terms set forth in this Section 2.6, each Party shall cooperate with and make available to the other Party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as reasonably required in connection with the preparation and analysis of the Final True-Up Certificate and the resolution of any items included in a Dispute Notice delivered by Seller within the 30-day period referenced in Section 2.6(a).

(c)Purchase Price Adjustment Amount.  Once the Final True-Up Certificate is final, as determined in accordance with Section 2.6(a), the Estimated Net Purchase Price shall be, as applicable, either: (i) increased by an amount, if any, by which: (A) the Final Net Working Capital Adjustment Amount set forth in the Final Balance Sheet Certificate; exceeds (B) the Estimated Net Working Capital Adjustment Amount set forth in the Estimated Balance Sheet Certificate; plus (C) the 2018 EBITDA True-Up Amount, if any (such amount, the “Purchase Price Deficiency”); or (ii) decreased by the amount, if any, by which: (A) the Estimated Net Working Capital Adjustment Amount set forth in the Estimated Balance Sheet Certificate; exceeds (B) the Final Net Working Capital Adjustment Amount set forth in the Final Balance Sheet Certificate (such amount, the “Purchase Price Excess”).

(d)Purchase Price Adjustment Payment.  Promptly, and in any event within five Business Days following the final determination of the Final Balance Sheet Certificate, as determined in accordance with Section 2.6(a), as applicable, either: (i) if there is a Purchase Price Deficiency, Buyer shall deliver to Seller by wire transfer to the account(s) designated by Seller in the Funds Flow Memo, cash in an amount equal to each Seller Entity its Pro Rata Share of the Purchase Price Deficiency; or (ii) if there is a Purchase Price Excess, Seller shall pay to Buyer, by wire transfer to the account(s) designated by Buyer in the Final Balance Sheet Certificate, cash in an amount equal to the Purchase Price Excess.  Notwithstanding the foregoing, Buyer may, in its sole discretion, claim any payment due to it by Seller under this Section 2.6(d) from the Escrow Amount, in which case Buyer and Seller will execute joint written instructions to be delivered to the Escrow Agent instructing the Escrow Agent to disburse to Buyer an amount equal to the Purchase Price Excess.

2.7.Earn-Out.

(a)Earn-Out Consideration.  If and only if the Adjusted EBITDA equals or exceeds the Adjusted EBITDA Threshold, and, subject to the terms and conditions of this Section 2.7, as additional consideration for the Purchased Assets, Buyer shall pay to each Seller Entity its Seller’s Pro Rata Share of an aggregate amount (the “Earn-Out Consideration”), equal to the sum of one dollar for each dollar of Adjusted EBITDA, plus four dollars for each dollar by which the Adjusted EBITDA exceeds the Adjusted EBITDA Threshold; provided, however, that if the Adjusted EBITDA is less than the Adjusted EBITDA Threshold, then the Earn-Out Consideration shall be zero dollars.

(b)Determination of the Earn-Out Consideration.

(i)Not later than the Earn-Out Statement Delivery Deadline, Buyer shall prepare and deliver to Seller a statement (the “Earn-Out Statement”) setting forth Buyer’s calculation of the Adjusted EBITDA.  Unless Seller disputes in good faith Buyer’s calculation of the Adjusted EBITDA in accordance with the provisions of Section 2.7(b)(ii), Buyer’s determination thereof shall be conclusive and binding upon the Parties.  Buyer shall make available to Seller all books and records maintained by Buyer as Seller may reasonably require in order to review and confirm Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement.

(ii)The Earn-Out Statement and Buyer’s calculation of the Adjusted EBITDA shall become final and binding upon the Parties on the 15th day following receipt thereof by Seller unless Seller gives written notice of Seller’s good faith disagreement (a “Notice of Earn-Out Disagreement”) to Buyer prior to such date.  Any Notice of Earn-Out Disagreement shall specify in reasonable detail the basis upon which Seller disputes in good faith Buyer’s calculation of the Adjusted EBITDA.

(iii)If a timely Notice of Earn-Out Disagreement is received by Buyer, then the Earn-Out Statement shall become final and binding upon the parties on the earlier of (A) the date Buyer and Seller resolve in writing any differences they have with respect to the Earn-Out Statement; and (B) the date all remaining applicable differences they have with respect to the applicable Earn-Out Statement are finally resolved in writing by the Neutral Accountant pursuant to Section 2.7(b)(iv).  During the 15 days immediately following the delivery of a Notice of Earn-Out Disagreement, Buyer and Seller shall consult in good faith to resolve in writing any differences they have with respect to the Earn-Out Statement.  During such 15-day consultation period, Buyer shall make available to Seller all books and records maintained by Buyer as Seller may reasonably require in order for Seller to review and confirm Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement.

(iv)At the end of such 15-day consultation period, if Buyer and Seller have not resolved all applicable differences they have with respect to the Earn-Out Statement, Buyer and Seller shall submit any and all differences they have with respect to the Earn-Out Statement which remain unresolved to the Neutral Accountant.  Buyer and Seller shall direct the Neutral Accountant to work to resolve such differences promptly and, in any event, within 30 days from the date the dispute is submitted to the Neutral Accountant.  Any matter in the Earn-Out Statement on which Buyer and Seller do not differ and which is not specifically referred to the Neutral Accountant pursuant to this Section 2.7(a) shall be deemed final and binding on the Parties (as set forth in the Earn-Out Statement or as otherwise agreed to in writing by Buyer and Seller).  The Neutral Accountant shall finalize the calculation of the Adjusted EBITDA by selecting an amount equal to Buyer’s position as set forth in the Earn-Out Statement or Seller’s position as set forth in the Notice of Earn-Out Disagreement.  The Neutral Accountant shall act as an arbitrator to determine only the Adjusted EBITDA, and shall make such determination based solely on presentations by Buyer and Seller (and not by independent review).  The determination of the Adjusted EBITDA by the Neutral Accountant shall be binding on the Parties and shall be non-appealable.

(v)All fees and expenses of the Neutral Accountant in connection with this Section 2.7(a) shall be borne, as applicable: (A) by Seller, if the Neutral Accountant selects Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement; or (B) if Section 2.7(b)(v)(A) is not applicable, by Buyer.

(c)Additional Agreements.  Seller agrees and acknowledges that: (i) Buyer may make, or cause the Business to make, from time to time such business decisions as it deems appropriate in its sole discretion in the conduct of the business of Buyer and the Business, including actions with respect to the ownership and operation of the Business and the Purchased Assets and the assets used in connection with the Business, in each case that will or may have an impact on the Adjusted EBITDA and/or the achievement of all or any portion of Earn-Out Consideration; and (ii) Seller or any Affiliate thereof shall not have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions; provided, however, Buyer may not take any action the intent and effect of which is to decrease in any material respect either: (A) the likelihood the full Earn-Out Consideration is achieved; or (B) the portion of the Earn-Out Consideration actually earned and payable to Seller.

(d)Payment of Earn-Out Consideration.  If the Earn-Out Consideration is payable pursuant to this Section 2.7, then Buyer shall pay the Earn-Out Consideration to Seller, without interest, no later than five Business Days following the final determination of the Earn-Out Consideration pursuant to this Section 2.7, by wire transfer of immediately available funds to the account or accounts designated in the Funds Flow Memo.

(e)No Transfer. Seller agrees that Seller shall not transfer, convey, assign or deliver any right to any portion of the Earn-Out Consideration that may be due and payable from time to time under this Section 2.7 to any third party.  The Parties acknowledge and agree that nothing in this Section 2.7 creates a security that would require registration under the Securities Act or an exemption therefrom.

(f)Right of Set-off. Buyer shall have the right to withhold and set off against, in good faith, any Earn-out Consideration payable pursuant to this Section 2.7 the amount of (i) any Purchase Price Excess owed to it pursuant to Section 2.6 and (ii) any Indemnifiable Damages to which any Indemnified Person may be entitled under this Agreement or any ancillary document hereto.

ARTICLE III
CLOSING

3.1.Closing.  The closing of the Transactions (the “Closing”) shall take place on March 1, 2019 simultaneously with the execution of this Agreement or such other date as may be agreed in writing by Buyer and Seller (such date, the “Closing Date”) via remote exchange of electronic signature pages or scanned copies of original signature pages.  The consummation of the Transactions shall be deemed to occur as of the Closing Effective Time.

3.2.Closing Deliverables.

(a)Seller Closing Deliverables.  At the Closing, Seller and/or the Equityholder shall deliver to Buyer the following:

(i)the Restrictive Covenant Agreements, duly executed by Seller and each Restricted Party;

(ii)the Bill of Sale, Assignment and Assumption Agreement, duly executed by Seller;

(iii)the IP Assignment, duly executed by Seller;

(iv)the Commercial Leases, duly executed by Atlanta Industrial Holdings LLC, State Street Holdings, LLC or Villanova Holdings, LLC, as applicable;

(v)a certificate executed by the Secretary of Seller (or equivalent officer), dated as of the Closing Date, as to: (A) the good standing of Seller in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business; and (B) the effectiveness of the resolutions of the board of directors (or similar governing authority) of Seller and the Equityholder authorizing the execution, delivery and performance of this Agreement and the Transactions;

(vi)the Estimated Balance Sheet Certificate, duly executed and delivered by Seller’s Chief Executive Officer (or equivalent officer), accompanied by such supporting documentation, information and calculations as are reasonably necessary for Buyer to verify and determine the Estimated Net Working Capital Amount; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on the Estimated Balance Sheet Certificate are accurate and shall not diminish Buyer’s remedies hereunder if any of the foregoing documents is not accurate;

(vii)wire transfer instructions for the payment of any amount due from Seller, Equityholder or any Seller Entity to any transaction advisor in connection with the Transactions;

(viii)a duly executed non-foreign affidavit, dated as of the Closing Date, from the Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(ix)written evidence between Seller and each of the customers identified on Schedule 3.2(a)(ix) specifying each such customer’s intentions with respect to consent to the assignment of any Contracts with such customer;

(x)estoppel and consent certificates, in the form provided by Buyer and reasonably acceptable to Seller, duly executed by the landlord of each parcel of Leased Real Property owned by any Person that is not an Affiliate of any Seller Entity or Equityholder, in each case to the extent included in the Purchased Assets;

(xi)all title certificates and registrations (as appropriate and as applicable) for the motor vehicles and other fixed assets included in the Purchased Assets, duly completed in favor of Buyer or such other party as Buyer may designate for such purpose;

(xii)the Escrow Agreement, duly executed by Seller;

(xiii)payoff or release letters in form and substance reasonably satisfactory to Buyer from each holder of Indebtedness of Seller which sets forth: (A) the amounts required to pay in full all amounts owed to such Person by Seller; (B) a commitment of such Person to release any Liens that such Person may hold on any of the Purchased Assets upon receipt of such amount described in clause (A); and (B) the wire transfer instructions for the payment of such amounts to such persons; and

(xiv)all other documents required to be entered into by Seller and the Equityholder (or any one or more of them) pursuant to this Agreement or reasonably requested by Buyer to convey the Purchased Assets to Buyer or to otherwise consummate the Transactions.

(b)Buyer Closing Deliverables.  At the Closing, Buyer shall deliver the following:

(i)to Seller, the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(ii)to Seller, the IP Assignment, duly executed by Buyer;

(iii)to Seller, the Escrow Agreement, duly executed by Buyer;

(iv)to Seller, the Commercial Leases, duly executed by Buyer; and

(v)to the applicable recipients, the payments contemplated by Section 3.3.

3.3.Closing Payments.  At the Closing, Buyer shall deliver:

(a)to the Escrow Agent, by wire transfer to the applicable account(s) designated in the Funds Flow Memo, cash in an amount equal to the Escrow Amount;

(b)to each Seller Entity and in proportion to its Pro Rata Share, by wire transfer to the applicable account(s) designated in the Funds Flow Memo, cash in an amount equal to: (i) the Estimated Net Purchase Price; minus (ii) the Escrow Amount; minus (iii) any Indebtedness that is unpaid as of immediately prior to the Closing; minus (iv) any Transaction Expenses (other than Transaction Expenses constituting Closing Bonus Expenses and Taxes related thereto) that are unpaid as of immediately prior to the Closing;

(c)to each applicable Person, the aggregate amount of any Indebtedness that is unpaid as of immediately prior to the Closing and owed to such Person, in each case as set forth in the Funds Flow Memo; and

(d) to each applicable Person, the aggregate amount of any Transaction Expenses (other than Transaction Expenses constituting Closing Bonus Expenses and Taxes related thereto) that are unpaid as of immediately prior to the Closing and owed to such Person, in each case as set forth in the Funds Flow Memo.

3.4.Payment of Closing Bonus Expenses.  Notwithstanding Sections 3.3(b) and (d), any portion of Transaction Expenses constituting Closing Bonus Expenses shall be paid to each Person entitled thereto, subject to the terms and conditions set forth in any Contract applicable thereto, by Seller in accordance with Seller’s normal payroll practices following the Closing, and Seller shall timely satisfy all related Tax withholding and remittance obligations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES with respect to SELLER

For purposes of this ARTICLE IV, the term “Seller” shall be construed to mean (x) each Seller Entity, individually and (y) all Seller Entities, collectively, unless context otherwise clearly indicates.  As an inducement to Buyer to enter into this Agreement, subject to, or, as applicable, except as set forth in the Disclosure Schedules, each Seller Entity and the Equityholder hereby jointly and severally represent and warrant to Buyer, as of the date of this Agreement, that:

4.1.Organization.  Seller is an entity, duly formed or incorporated (as applicable), validly existing and in good standing under the Laws of the jurisdiction of formation or incorporation set forth opposite its name on Section 4.1(a) of the Disclosure Schedule.  Seller has the requisite power and authority and all necessary governmental approvals to own, lease and operate its assets and proprieties and to carry on its business as it is now being conducted.  Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where such qualification or licensure is necessary or appropriate for the conduct of its business as currently conducted.  Except as set forth on Section 4.1(b) of the Disclosure Schedule, at no time has Seller had, and Seller does not currently have, any Subsidiaries, and Seller does not own, nor has ever owned, any equity interest or equity-linked interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity interest or equity-linked interest in, any Person.  Seller made available a complete and correct copy of Seller’s Organizational Documents.  Seller’s Organizational Documents are in full force and effect and neither Seller nor Equityholder is in violation of any of the provisions of any of Sellers’s Organizational Documents.

4.2.Authorization.  Except for proceedings completed prior to the date of this Agreement, no proceedings on the part of Seller or Equityholder are necessary for Seller’s execution of this Agreement or consummation of the Transactions.  To Seller’s knowledge, Seller has the legal capacity to execute and deliver this Agreement and consummate the Transactions, and Seller has all necessary power and authority to execute and deliver this Agreement and consummate the Transactions.  This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer and the Equityholder, constitutes the legal, valid and binding obligation of Seller, assuming due authorization, execution and delivery by Buyer, enforceable against it in accordance with its terms, subject to the General Enforceability Exclusions.

4.3.Capitalization.  The authorized capital stock and other equity and equity-linked interests of Seller consist solely of those set forth on Section 4.3 of the Disclosure Schedule, which such schedule sets forth the equity capital structure of Seller by listing thereon the number of shares of capital stock, other equity and equity-linked interests of Seller which are authorized and which are issued and outstanding and the record holders and the amounts held by such record holders of such shares.  All of the outstanding capital stock of Seller is validly issued, fully paid, non-assessable and not certificated.  There are no options, warrants, profits interests, phantom units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity or equity-linked interests of Seller or obligating Seller or Equityholder to issue or sell any equity interests or equity-linked interests.  There are no outstanding contractual obligations of Seller or Equityholder to repurchase, redeem or otherwise acquire any of the equity interests or equity-linked interests of any Person, including Seller, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, including Seller.  The capital stock and other equity and equity-linked interests of Seller have been issued in compliance with all applicable securities Laws and other applicable Laws and in accordance with Seller’s Organizational Documents.  As of immediately prior to the Closing, each Equityholder is the sole record and sole beneficial owner of the capital stock and other equity and equity-linked interests of Seller and set forth opposite its name on Section 4.3 of the Disclosure Schedule, free and clear of any Liens.

4.4.Non-Contravention.

(a)The execution and delivery of this Agreement by Seller and the Equityholder does not, and the performance of this Agreement by such Parties will not: (i) conflict with or violate the Organizational Documents; (ii) conflict with or violate in any material respect any Law applicable to Seller or Equityholder; or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for Permitted Liens) on any Purchased Asset or the Business pursuant to any Material Contract.

(b)The execution and delivery of this Agreement by Seller and the Equityholder does not, and the performance of this Agreement by Seller and the Equityholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except with respect to those Material Contracts listed in Section 4.4(b)(1) of the Disclosure Schedule and those Permits listed in Section 4.4(b)(2) of the Disclosure Schedule.

4.5.Permits; Compliance.

(a)Section 4.5(a) of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity required for Seller to own, lease and operate its properties or to carry on the Business as it is now being conducted (the “Permits”), except where the failure to obtain such Permits would not have a Material Adverse Effect.  Seller is in possession of all Permits required for Seller to conduct the Business as currently conducted and for the ownership and use of the Purchased Assets, and no suspension or cancellation of any of the Permits is pending or, to Seller’s knowledge, threatened.  Seller or, to Seller’s knowledge, any product that is or has been in the possession of Seller, is not, in any material respect, in conflict with, or in default, breach or violation of, any: (i) Law applicable to Seller; or (ii) note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Seller is a party or by which it or any Purchased Asset is bound.

(b)Except as set forth in Section 4.5(b) of the Disclosure Schedule: (i) since January 1, 2014, neither Seller nor Equityholder has received any formal notice or other formal communication from any Governmental Entity or any other Person regarding: (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and (ii) all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit or with respect to any distribution, dispensing, or other product-related activity have been duly made on a timely basis with the appropriate Governmental Entity.

4.6.Financial Statements.

(a)Section 4.6(a) of the Disclosure Schedule includes the Financial Statements.  The Financial Statements: (i) are derived from and in accordance with the books and records of Seller and the Business; (ii) are complete and correct in all material respects; (iii) have been prepared in accordance with the Accounting Principles; and (iv) present fairly, in all material respects, the financial condition of Seller and the Business at the respective dates therein indicated and the results of operations and cash flows of Seller and the Business for the periods therein specified (subject, in the case of financial statements as of or for the year ended on the Balance Sheet Date, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and the absence of notes).

(b)Seller makes and keeps books, records and accounts which accurately and fairly reflect the transactions and dispositions of its assets and all such books, records and accounts made available are true, correct and complete in all material respects.  Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to present accurately and fairly in all material respects the financial condition of Seller.

(c)Seller does not have any Liabilities, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, other than: (i) Transaction Expenses; (ii) those Liabilities reflected on the Estimated Balance Sheet Certificate; and (iii) those incurred since the Balance Sheet Date in the ordinary course none of which are material to the Business.

(d)Neither Seller nor Equityholder is aware of any fraud, whether or not material, that involves the management or other current or former employees, consultants, directors, officers or managers of Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing.  Neither Seller nor Equityholder has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls or any material inaccuracy in the Financial Statements.  Except as set forth on Section 4.6(d) of the Disclosure Schedule, there has been no material change in the accounting policies of Seller since January 1, 2014.

(e)The Estimated Seller Balance Sheet sets forth Seller’s: (i) accounts payable; (ii) compensation payable (including wages, salaries, bonuses or any other remuneration payable to Seller’s managers, directors, officers, employees, agents or consultants) and any related payroll Taxes; and, to the extent applicable, (iii) state income Taxes (collectively, the “Specified Liabilities”), in each case accrued through the close of business on the last Business Day preceding the Closing Date.  The Specified Liabilities arose from bona fide transactions in the ordinary course of business of Seller consistent with past practice from January 1, 2012 through the date hereof.  Since January 1, 2012, Seller: (A) has paid or discharged the Specified Liabilities when due; and (B) has not engaged in any practice with the effect or intent of postponing to any period following the Closing any payment by Seller that would otherwise reasonably be expected (based on Seller’s past practice from its inception through the date hereof) to be made prior to the Closing.

4.7.Accounts Receivable.  All accounts receivable of Seller reflected (or that should have been reflected) on the Estimated Seller Balance Sheet arose from bona fide transactions in the ordinary course of business consistent with past practices, are reflected in accordance with the Accounting Principles, are not subject to valid defenses, setoffs or counterclaims and have been collected or are collectible in the book amounts thereof, less an amount not in excess of an appropriate allowance for doubtful accounts and billing adjustments set forth on the Estimated Seller Balance Sheet, which such allowance is or will be sufficient to provide for any losses that may be sustained on realization of the receivables.  No material amount of accounts receivable is contingent upon the performance by Seller of any obligation or Contract.  No Person has any Lien (except for Permitted Liens) on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

4.8.Inventories.  All inventories of Seller (collectively, “Inventory” or “Inventories”) were produced or acquired by Seller in bona fide, arms-length transactions entered into in the ordinary course of business. No Inventory is held on consignment, or is otherwise subject to any ownership interest of any third party. The Inventory reports previously provided to Buyer were true, accurate and complete as of the respective dates indicated thereon. No items of Inventory are held in quantities materially exceeding the amount of such item sold or consumed, as applicable, in the Business during the 12 calendar months ended prior to the Closing Date. Except as set forth in Section 4.8 of the Disclosure Schedule, the Seller does not depend on any single vendor for any material portion of its Inventories, nor has Seller had difficulty in obtaining Inventories. All finished goods Inventories are non-obsolete, are of a quality and quantity which are merchantable and saleable as first quality goods in the ordinary course of business without discount or allowance and all Inventories of raw materials or work-in-process are of a quality fully usable in the manufacture of first quality finished goods. The value of all items of obsolete Inventory and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor in the Financial Statements. All Inventories not written off have been priced at cost on the first in, first out basis.

4.9.Absence of Changes.

(a)Since the first date of the current fiscal year, except as set forth in Section 4.9(a) of the Disclosure Schedule, or other than as expressly contemplated by this Agreement, Seller and the Equityholder have conducted the Business only in the ordinary course consistent with past practice and: (i) neither Seller nor Equityholder has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset or equity interest or equity-linked interest of Seller; (ii) neither Seller nor Equityholder has entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract to which Seller is a party or by which it is, or any of its assets and properties are, bound; (iii) there has not occurred any amendment or change to the Organizational Documents; (iv) there has not occurred any material increase in or modification of the compensation or benefits payable (including wages, salaries, bonuses, or any other remuneration or benefits) or to become payable by Seller to any of its managers, directors, officers, employees, agents or consultants, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and IRS Notice 2005-1, or any new loans or extension of existing loans to Seller’s managers, directors, officers, employees, agents or consultants (other than routine expense advances to employees of Seller consistent with past practice), nor has Seller or Equityholder entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such persons; (v) there has not occurred the execution of any employment agreements or independent contractor service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of Seller; (vi) there has not occurred: (A) any change in title, office or position, or material change in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of Seller; (B) any termination of employment of any such key employees; or (C) any labor dispute or claim of unfair labor practices involving Seller; (vii) Seller has not incurred any Liability to its managers, directors, officers, employees, agents or consultants or Equityholder (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business consistent with past practice); (viii) Seller has not established, adopted, amended, modified or terminated any Seller Plan (other than modifications to benefits and premiums under Seller Plans in connection with annual renewals of insured health and welfare plans) or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its managers, directors, officers, employees, agents, contractors or consultants; (ix) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Business or the Purchased Assets; (x) Seller has not acquired, sold, leased, licensed or disposed of any material assets or property, other than purchases and sales of assets and leases entered into in the ordinary course of business, or merged or consolidated with any entity; and (xi) neither Seller nor Equityholder has entered into any Contract or made any commitment to do any of the things described in this Section 4.9(a)(i)-(x).

(b)Since the first day of the current fiscal year, except as set forth in Section 4.9(b) of the Disclosure Schedule, or other than as expressly contemplated by this Agreement, Seller and each Equityholder has conducted the Business only in the ordinary course consistent with past practice and: (i) there has not occurred a Material Adverse Effect; (ii) there has not occurred any change in the accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by Seller or any revaluation by Seller of any of the Purchased Assets; (iii) Seller has not materially changed its accounting or Tax policies, practices or methods, or made or revoked any Tax election (including any entity classification election on IRS Form 8832); (iv) Seller has not incurred, created or assumed any Lien (other than a Permitted Lien) on any of the Purchased Assets, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person, in each case other than in the ordinary course of business consistent with past practice; (v) Seller has not made any deferral of the payment of any accounts payable, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable; (vi) Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with such persons; (vii) Seller has not made any material change in the manner it undertakes, manages or funds capital improvement projects; and (viii) neither Seller nor Equityholder has entered into any Contract or made any commitment to do any of the things described in this Section 4.9(b)(i)-(vii).

4.10.Litigation.  Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Action pending or threatened in writing, or to Seller’s knowledge, otherwise threatened against Seller or any of the Purchased Assets or any of its managers, directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with Seller), nor, to Seller’s knowledge, is there any reasonable basis for any such Action.  There is no judgment, decree, injunction or order against Seller, the Business, any of the Purchased Assets, or, to Seller’s knowledge, any of its managers, directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with Seller).  To Seller’s knowledge, there is no reasonable basis for any Person to assert a claim against Seller based upon Seller or Equityholder entering into this Agreement or the Transactions.  To Seller’s knowledge, there is no pending or active investigation related to Seller currently being conducted by a Governmental Entity.  Seller has no Action pending or contemplated against any other Person.

4.11.Employee Matters.

(a)Section 4.11(a)(1) of the Disclosure Schedule sets forth a true, complete and correct list of all employees and independent contractors of Seller as of the date hereof, including thereon the name, job title, date of hire, current hourly rate of pay (for non-exempt employees) or semi-monthly base salary (for exempt employees) and bonuses or other forms of incentive compensation, for each of: (i) the most recently-completed fiscal year; and (ii) the period beginning on the first day of the current fiscal year and ending as of the date hereof.  Except as set forth on Section 4.11(a)(2) of the Disclosure Schedule, the employment of each employee employed by Seller is “at will”.  All current and former employees of Seller who have been classified as exempt under the United States Fair Labor Standards Act (or similar Laws) (the “FLSA”) have been properly classified and treated as such, all current and former employees of Seller have been properly compensated for time worked in accordance with the FLSA and all persons who have provided services to Seller as an independent contractor have been properly classified as such.  None of the employees of Seller or the Business is or has been a member of a bargaining unit covered by a collective bargaining agreement, and Seller is not and has not been subject to any union organizing effort, strike, work stoppage, lock out or other labor dispute involving its employees.  Seller is not engaged in an unfair labor practices.  Seller does not have any employees who hold U.S. temporary (non-immigrant) visas and has not entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such Person.

(b)Except as set forth on Section 4.11(b) of the Disclosure Schedule: (i) the execution of this Agreement and the consummation of the Transactions do not constitute a triggering event under any Seller Plan or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, benefits payable, increase any benefits or accelerate the payment or vesting of any benefits to any current or former employee, officer, manager, director or consultant of Seller; (ii) no Seller Plan provides for post-employment or retiree welfare benefits, except as required by applicable Law or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (iii) no Seller Plan provides for the payment of severance, termination, retention, change in control or similar-type payments or benefits; and (iv) each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) that Seller maintains has been in operational and documentary compliance with Code Section 409A.  Seller has no obligation to pay any amount or provide any benefit to any former individual service provider (with the exception of participation rights under ERISA Title I, Subtitle B, Part 6 and Code Section 4980B (such statutory provisions and their predecessors referred to collectively as “COBRA”) or similar state Laws).

(c)To Seller’s knowledge, no employee, manager or officer of Seller is actively planning to resign or terminate their employment with Seller prior to, on or after the Closing Date or otherwise not accept employment with Buyer on or immediately after the Closing Date.

4.12.Real Property; Title to Purchased Assets.

(a)Except as set forth on Section 4.12(a)(1) of the Disclosure Schedule, Seller does not currently own, nor has Seller ever owned, any parcel of real property.  Section 4.12(a)(2) of the Disclosure Schedule sets forth a true, correct and complete legal description of each parcel of real property leased by Seller (the “Leased Real Property”).  True, correct and complete copies of all leases entered into by Seller with respect to the Leased Real Property have been made available, and all such leases are listed on Section 4.12(a)(3) of the Disclosure Schedule.  All leases and subleases listed on Section 4.12(a)(3) of the Disclosure Schedule are in full force and effect, are on commercially reasonable terms, and are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Seller or, to Seller’s knowledge, by any other party to such lease or sublease, or any Person in the chain of title to such leased or subleased premises.

(b)There are no contractual or, to Seller’s knowledge, legal restrictions that preclude or restrict the ability to use any Leased Real Property for the purposes for which it is currently being used.  To Seller’s knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property (and improvements thereon) that preclude or restrict the ability to use the Leased Real Property by Seller for the purposes for which it is currently being used.

(c)Seller has, and will convey, good and valid title to, or, in the case of leased properties and assets, valid leasehold or sub-leasehold interests in, all of the Purchased Assets, free and clear of any Liens (other than Permitted Liens).  The Purchased Assets are all of the properties and assets used or held for use in the Business and constitute all of the assets appropriate, necessary and sufficient to conduct the operations of the Business as currently conducted or as currently contemplated to be conducted.  All equipment and other items of tangible personal property and assets included in the Purchased Assets: (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted; (ii) were acquired and are usable in the ordinary course of business; and (iii) conform to all applicable Laws applicable thereto.  To Seller’s knowledge, there is no defect or material problem with any of the Purchased Assets. Section 4.12(c) of the Disclosures Schedules sets forth a true, correct and complete list and general description of each item of tangible personal property of the Seller (including leased personal property) having a book value of more than $5,000.  No Person other than Seller has any interest in any tangible personal property (including trade fixtures) located at the Leased Real Property. Following the Closing, the Buyer will be permitted to continue to exercise all rights of Seller with respect to the Purchased Assets without the payment of any additional amounts or consideration. None of the Excluded Assets are material to the Business.

4.13.Intellectual Property.

(a)Seller has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property Rights necessary to enable it to carry on its business, free and clear of any Liens (except for Permitted Liens), and without any conflict with or infringement upon the rights of others.  The Seller Intellectual Property is sufficient for the conduct of the business of Seller as presently conducted.  Seller has not transferred ownership of, or, other than as provided in this Agreement or the IP Assignment, agreed to transfer ownership of, any Intellectual Property Rights to any third party.  No third party has any ownership right, title, interest, claim in or Lien on any of the Seller Owned Intellectual Property, and to Seller’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Seller Owned Intellectual Property by any third party.  Seller has taken all necessary steps to maintain and preserve its legal rights and ownership interests in all of its Seller Owned Intellectual Property.  The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Seller Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(b)Section 4.13(b) of the Disclosure Schedule lists: (i) all Seller Owned Intellectual Property, including all patents and patent applications, and registrations and applications for trademarks, copyrights, and domain names and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by Seller within 120 days after the Closing Date with respect to such Intellectual Property Rights in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights.

(c)Seller has secured from any consultants, advisors, employees, independent contractors and other persons that independently or jointly contributed to or participated in the conception, reduction to practice, customization, creation or development of any material Seller Owned Intellectual Property for or on behalf of Seller or the Business (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property Rights in such contribution that Seller did not already own by operation of Law, and has obtained the waiver of all non-assignable rights.

(d)To Seller’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Seller Owned Intellectual Property by any third party.  Seller has not brought any Action for infringement or misappropriation of any Intellectual Property Right.  Seller is not infringing, misappropriating or violating, or has never infringed, misappropriated or violated, the Intellectual Property Rights of any third party.  Seller has not been implicated in any Action or received any formal communication alleging that Seller has violated or, by conducting its business as currently conducted or as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity.

4.14.Environmental Matters.  Seller holds, and is in compliance in all material respects with, all Environmental Permits that are material to the conduct of the Business.  Seller is otherwise in compliance in all material respects with applicable Environmental Laws.  Seller has never received any formal communication from any Governmental Entity or any other Person that Seller is subject to any pending or threatened Action (a) based upon any provision of any Environmental Law and arising out of any act or omission of Seller or any of its employees, agents or representatives or (b) arising out of the ownership, use, possession, control or operation by Seller of any facility, site, area or property from which there was an Environmental Release of any Hazardous Substance.

4.15.Taxes.  Seller and each Equityholder has: (a) timely filed or caused to be timely filed all Tax Returns required to be filed with respect to the Business or the Purchased Assets and such Tax Returns are true, accurate and complete in all material respects and were prepared in compliance with applicable Law; (b) timely paid and discharged in full all Taxes required to be paid or discharged with respect to the Business or the Purchased Assets (whether or not shown as due on any Tax Return); (c) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer, member or other party with respect to the Business or the Purchased Assets, and complied in all material respects with all information reporting and withholding provisions of applicable Law with respect to the Business or the Purchased Assets; and (d) paid in full all sales Taxes pertaining to the Business and the Purchased Assets.  No deficiencies for any Tax have been threatened, claimed, proposed or assessed in writing, or, to the knowledge of Seller, otherwise threatened, claimed, proposed or assessed against Seller or Equityholder with respect to the Business or the Purchased Assets.  No Tax Return or Liability for Tax relating to the Business or the Purchased Assets is or is expected to be under audit, examination, dispute or claim by the IRS or any other Tax Authority and any such past audit, examination, dispute or claim, (if any) has been completed and fully resolved and all Taxes determined by such audit, examination, dispute or claim to be due have been paid in full to the applicable Tax Authorities.  There are no outstanding written requests, agreements, consents or waivers of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax or deficiency with respect to the Business or the Purchased Assets.  There are no Liens for Taxes upon any of the Purchased Assets, except Liens for current Taxes not yet due.  Seller has made available true, correct and complete copies of all federal, state and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to with respect to the Business or the Purchased Assets filed or received during the past six years.  No written claim, or, to the knowledge of Seller, other claim has ever been made by any Governmental Entity in a jurisdiction where Seller (or an Equityholder, as applicable) does not file Tax Returns that Seller (or an Equityholder, as applicable) is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.  Seller is not a party to any Tax allocation or sharing or indemnity or similar agreement with respect to the Business or the Purchased Assets.

4.16.Material Contracts.

(a)Section 4.16(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.16(a), all of the following Contracts to which Seller is a party (each, a “Material Contract”):

(i)any Contract for the purchase, sale, lease or license of property, materials, supplies, equipment, services, software, intellectual property or other assets committing Seller or the other party to such Contract to pay more than the Contract Materiality Threshold;

(ii)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(iii)any trust indenture, mortgage, promissory note, loan agreement or other Contract for the lending or borrowing of money, or any leasing transaction of the type required to be capitalized in accordance with Seller’s Accounting Principles and any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Indebtedness of any other Person;

(iv)any Contract with any Significant Supplier or Significant Customer;

(v)any Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(vi)any Contract that provides any customer of the Seller or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Seller or the Business, including, without limitation, contracts containing what are generally referred to as “most favored nation” provisions;

(vii)any Contract concerning confidentiality or non-solicitation;

(viii)any Contract granting exclusive territory, sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(ix)any joint venture and/or partnership agreements, and any and all other Contracts providing for the sharing of revenue, profits or expenses;

(x)any Contracts between the Seller and any Governmental Entity;

(xi)any agreement containing any support, maintenance or service obligation or cost on the part of Seller, other than Contracts that do not commit Seller to pay more than the Contract Materiality Threshold;

(xii)any Contracts relating to the membership of, or participation by, Seller in, or the affiliation of Seller with, any industry standards group or association;

(xiii)any other Contract or obligation not listed in clauses (i) through (xii) of this Section 4.16(a) that individually had or has a value or payment obligation in excess of the Contract Materiality Threshold or is otherwise material to Seller or the Business as presently conducted; provided, however, that the foregoing shall not include any customary vendor or supplier credit applications or related terms and conditions.

(b)To Seller’s knowledge, none of the Contracts limit or purport to limit the freedom of Seller or any of its Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property Rights, or any Contract otherwise materially limiting the right of Seller or any of its Affiliates to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services.

(c)All Material Contracts are in written form.  Seller has performed, in all material respects, all of the obligations required to be performed by it prior to the date hereof and is not, to Seller’s knowledge, alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the General Enforceability Exclusions.  There exists no default or event of default or event, occurrence, condition or act, with respect to Seller or, to Seller’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to: (i) become a default or event of default under any Material Contract; or (ii) give any third party: (A) the right to declare a default or exercise any remedy under any Material Contract; (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) the right to accelerate the maturity or performance of any obligation of Seller under any Material Contract; or (D) the right to cancel, terminate or modify any Material Contract.  Since January 1, 2014, Seller has not received or given any formal communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  Seller has no Liability for renegotiation of any Contract with any Governmental Entity or any other Person.  Seller has made available complete and correct copies of all Material Contracts.

4.17.Customers; Suppliers.

(a)Seller has no outstanding material dispute concerning its products and/or services with any customer that, in the 12-month period ended on January 31, 2019, was one of the 10 largest sources of revenues for the Business, based on amounts paid or payable (each, a “Significant Customer”), and, to Seller’s knowledge, no Significant Customer has any material dissatisfaction with its relationship with Seller.  Each Significant Customer is listed on Section 4.17(a)(1) of the Disclosure Schedule.  Except as

described on Section 4.17(a)(2) of the Disclosure Schedule, Seller has not received any written communication, or, to the knowledge of Seller, other communication from any Significant Customer that such Person intends to cease conducting business with Seller in the foreseeable future or after the Closing, or that such Person intends to terminate or materially modify its pricing, payment terms, volume or existing relationship with Seller, and Seller has not provided, or does not intend or expect to provide, any notice of like effect to any Significant Customer.

(b)Seller has no outstanding dispute concerning products and/or services provided by any supplier or vendor who, in the 12-month period ended on January 31, 2019, was one of the 10 largest suppliers of products and/or services to the Business, based on amounts paid or payable (each, a “Significant Supplier”), and, to Seller’s knowledge, no Significant Supplier has any material dissatisfaction with its relationship with Seller.  Each Significant Supplier is listed on Section 4.17(b)(1) of the Disclosure Schedule.  Except as described on Section 4.17(b)(2) of the Disclosure Schedule, Seller has not received any written communication, or, to the knowledge of Seller, other communication from any Significant Supplier that such Person intends to cease conducting business with Seller in the foreseeable future or after the Closing, or that such Person intends to terminate or materially modify existing Contracts with Seller or otherwise decrease its commercial relationship with Seller.  Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business as currently conducted and as proposed to be conducted, to Seller’s knowledge, there is no reason (other than as a result of Buyer’s purchase of the Business as contemplated by this Agreement) why Seller will not continue to have such access on commercially reasonable terms for the foreseeable future.

(c)Except as described in Section 4.17(c) of the Disclosure Schedule, Seller has no partnership, joint venture, agency, franchise or other relationship with any customer or supplier, other than the relationship of independent contractors.

4.18.Insurance.  Seller maintains insurance policies reasonably appropriate for its business and operations, including all legally required workers’ compensation insurance and casualty, fire and general liability insurance.  Seller is in material compliance with all insurance requirements under its Contracts.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and Seller is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and, to Seller’s knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

4.19.Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller or Equityholder.  Following the Closing, Buyer shall not have any Liability based upon arrangements made by or on behalf of Seller or Equityholder, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement or the Transactions, or Seller’s or Equityholder’s engagement of any such investment banker, broker, advisor, finder or similar party prior to the Closing.

4.20.Warranties and Guaranties.

(a)Except as set forth on Section 4.20(a)(1) of the Disclosure Schedule, Seller has not made any express warranty or guaranty as to goods sold, or services provided by, Seller (a “Warranty”), and there is no pending or, to Seller’s knowledge, threatened claim alleging any breach of any Warranty.  Copies of all Warranties are attached on Section  4.20(a)(2) of the Disclosure Schedule.

(b)Seller has no exposure to, or Liability under, any Warranty: (i) beyond that which is typically assumed in the ordinary course of business by persons engaged in businesses comparable in scope of the Business; or (ii) that would have a Material Adverse Effect on Seller or the Business.  Adequate reserves for any expense to be incurred by Seller as a result of any Warranty granted prior to the Closing are reflected on the Estimated Balance Sheet Certificate.

4.21.Compliance with Laws.  Except as set forth in Section 4.21 of the Disclosure Schedule, Seller complies, and has at all times since January 1, 2014 complied, in all material respects with all applicable Laws.  Seller has not received any written notice, or, to the knowledge of Seller, other notice or communication from any Governmental Entity at any time regarding any actual or alleged failure of Seller or Equityholder (as it relates to the Business) to comply with any applicable Law.  Neither Seller nor any retained representative thereof has offered or given, and to Seller’s knowledge, no Person has offered or given on its behalf, anything of value to, in violation of applicable Law: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Seller or Equityholder in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller or Equityholder in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate Governmental Entity (without any resulting fine or penalty to Seller).

4.22.Books and Records.  Seller has made available correct and complete copies of: (a) all documents identified on the Disclosure Schedule; (b) the Organizational Documents, each as currently in effect; (c) the minute books containing records of all proceedings, consents, actions and meetings of Seller’s board of managers, committees of Seller’s board of managers and the Equityholder that occurred since the inception of Seller; (d) the stock ledger, journal and other records reflecting all capital stock issuances and transfers and all equity interests and equity-linked interests in Seller; and (e) all Permits, orders and consents that are material to the operation of the Business, and all applications for such Permits, orders and consents.

4.23.Related Party Transactions.

(a)Except as set forth in Section 4.23(a)(1) of the Disclosure Schedule there are no Contracts between Seller, on the one hand, and any of its managers, officers, directors, employees, Affiliates, Equityholder or other security holders, or any relative or spouse of any such person (each, a “Related Party”), on the other hand.  Each employee, consultant or contractor of Seller who is a relative or spouse of any officer, director or manager of Seller or any of its Affiliates or Equityholder is listed on Section 4.23(a)(2) of the Disclosure Schedule.

(b)To Seller’s knowledge, no Related Party has any direct or indirect ownership interest in or relationship with: (i) any Person with which Seller has a material business relationship (other than the Commercial Leases); or (ii) any Person that competes with Seller (other than solely by virtue of such Person’s ownership of less than 1% of the outstanding stock of publicly traded companies that compete with Seller).

4.24.Restrictions on Business Activities.  To Seller’s knowledge, there is no Contract pursuant to which Seller is, or pursuant to which, immediately following the Closing any Purchased Asset will be, subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

4.25.Solvency.  Immediately after giving effect to the Transactions, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or Equityholder. In connection with the Transactions, Seller has not incurred, or does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

4.26.No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this ARTICLE IV and ARTICLE V, no Seller Entity, Equityholder or any other Person makes any other express or implied representation or warranty on behalf of any Seller Entity or Equityholder, including whether about the Purchased Assets or the Business; provided, however, nothing contained in this Section 4.26 shall in any way limit or prevent Buyer from seeking recovery for Indemnifiable Damages based on Seller’s or Equityholder’s fraud or intentional misrepresentation, whether committed in connection with this Agreement or otherwise.

ARTICLE V
Representations And Warranties Of the EQUITYHOLDER

Each Equityholder represents and warrants to Buyer, jointly and severally, except as set forth in the Disclosure Schedules, as of the date of this Agreement, that:

5.1.Authorization.  Equityholder has all requisite power and authority to enter into this Agreement and each Ancillary Transaction Document to which Equityholder is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each Ancillary Transaction Document to which Equityholder is a party by Equityholder and the consummation by Equityholder of the Transactions have been duly authorized by all necessary action, if any, on the part of Equityholder.  This Agreement and each Ancillary Transaction Document to which Equityholder is a party has been duly executed and delivered by Equityholder and constitutes a valid and binding obligation of Equityholder, and, assuming due authorization, execution and delivery by Buyer, enforceable against Equityholder in accordance with its terms, subject to the General Enforceability Exclusions.

5.2.Non-Contravention.

(a)No Conflict.  The execution and delivery by Equityholder of this Agreement and the Ancillary Transaction Documents to which Equityholder is a party do not, and the consummation of the Transactions does not, and the Equityholder’s performance of its obligations under this Agreement and the Ancillary Transaction Documents to which Equityholder is a party will not: (i) result in the creation of any Lien on any of Equityholder’s capital stock or other equity or equity-linked interests of Seller; or (ii) conflict with or violate the Organizational Documents, if any, of Equityholder, or conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to: (A) any Contract to which Equityholder is a party or by which Equityholder or any of Equityholder’s capital stock or other equity or equity-linked interests of Seller is bound or affected; or (B) any applicable Law.

(b)Required Consents.  Except for consents or approvals obtained prior to the date of this Agreement, no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is necessary or required to be made or obtained by Equityholder to enable Equityholder to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Transaction Documents to which Equityholder is a party.

5.3.Litigation.  There is no Action pending against Equityholder that relates in any way to this Agreement, any Ancillary Transaction Document to which Equityholder is a party, or the Transactions.  To the knowledge of Equityholder: (a) no such Action has been threatened; and (b) there is no reasonable basis for any such Action.

5.4.No Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, Equityholder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.  Following the Closing, none of Buyer, or any of its respective Affiliates shall have any Liability based upon arrangements made by or on behalf of any Seller Entity or Equityholder, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement or the Transactions or the engagement of any such investment banker, broker, advisor, finder or similar party prior to the Closing.

5.5.Taxes.  Equityholder has had an opportunity to review with its own advisors the Tax consequences of the Transactions.  Equityholder understands that it must rely solely on its advisors and not on any statements or representations made by Buyer, Seller or any of their respective agents or representatives.  Equityholder understands that Equityholder (and not Buyer, or Seller or any other Person) shall be responsible for any Tax Liability for Equityholder that may arise as a result of the Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants, solely to Seller, as follows:

6.1.Organization and Authority of Buyer; Enforceability.  Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Buyer has full entity power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the Transactions have been duly authorized by all requisite actions on the part of Buyer.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

6.2.Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the Transactions, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other Organizational Documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer.  No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person or entity (including any Governmental Entity) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions.

6.3.Legal Proceedings. There is no Action of any nature pending, threatened in writing or, to Buyer’s knowledge, otherwise threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

6.4.No Reliance.  Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and the condition and operations of Seller, including with respect to the Purchased Assets and, in making its determination to proceed with the Transactions, Buyer has relied on the results of its own independent investigation and the representations, warranties, covenants and other agreements of the Seller and Equityholder set forth in this Agreement and the Ancillary Transaction Documents. Notwithstanding anything in this Agreement to the contrary, Buyer expressly acknowledges that it has not relied, is not relying and will not rely upon any representations and warranties other than those made by Seller or the Equityholder, as applicable, in ARTICLE IV or ARTICLE V, respectively; provided, however, nothing contained in this Section 6.4 shall in any way limit or prevent Buyer from seeking recovery for Indemnifiable Damages based on Seller’s or Equityholder’s fraud or intentional misrepresentation, whether committed in connection with this Agreement or otherwise.  Notwithstanding anything in this Agreement to the contrary, Buyer has not relied, is not relying and will not rely on I-9 records of Seller and Buyer shall prepare its own I-9 forms with respect to each Transferred Employee it hires.

ARTICLE VII
covenants

7.1.Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including executing and delivering such additional documents, instruments, conveyances and assurances, and  using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with Seller as are necessary for the consummation of the Transactions.  In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall use their respective reasonable best efforts to take all such action.

7.2.Closing Inventory Count.  No later than five Business Days following the Closing Date, Seller shall perform and deliver to Buyer a full physical inventory count of any inventory of the Business as of Closing Effective Time that specifically identifies, with respect to each item of inventory, the name, quantity, cost and extended value thereof.

7.3.Access and Cooperation.  In the event that Buyer is required by applicable Law or regulations promulgated by the Security and Exchange Commission to obtain audited financial statements of the Seller within six months following the Closing Effective Time, Seller shall (a) reimburse Buyer for its costs actually incurred in connection with obtaining such audited financial statements in an amount not to exceed $50,000; (b) provide reasonable cooperation, at, subject to clause (a) of this Section 7.3, Buyer’s cost in the preparation by Buyer of such audited financial statements; and (c) provide reasonable access during normal business hours to Buyer and its professional advisors to make copies and inspections of any documentation related to the preparation of such audited financial statements as may be reasonably requested.

7.4.Public Announcements.  Neither Seller nor Equityholder shall, and Seller and each Equityholder shall cause their respective agents and representatives not to, prior to Buyer’s public announcement, if any, of this Agreement and the Transactions, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Buyer’s name or the name of any Affiliate of Buyer or refer to Buyer or any Affiliate of Buyer directly or indirectly in connection with Buyer’s relationship or the relationship of any Affiliate of Buyer with Seller or the Business in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure) and except as reasonably necessary for Seller to obtain the consents and approvals of third parties contemplated by this Agreement.  In the event Buyer makes any public announcement with respect to this Agreement or the Transactions, neither Seller nor Equityholder shall, and each such Party shall cause its respective Affiliates, agents and representatives not to, issue any press release or other public statement relating to the terms of this Agreement or the Transactions that differs in any material respect from any such public announcement made by Buyer or any of its Affiliates.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or otherwise restrict or limit any communication between Buyer, on the one hand, and any of its Affiliates, on the other hand, and Buyer and its Affiliates shall be free to make customary disclosures to their respective Affiliates relating to the terms of this Agreement and/or the Transactions.

7.5.Tax Matters.

(a)Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably necessary to any such audit, litigation or other proceeding and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder.  Each Party shall retain all books and records with respect to Tax matters pertinent to the income or operations of the Business or the ownership of the Purchased Assets relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (including extensions) of the respective Taxable periods, and abide by all record retention agreements entered into with any Tax Authority.

(b)Property Taxes.  All Property Taxes for a Tax period which includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.

(c)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with the Transactions shall be borne in equal proportions by Seller and Buyer. Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that Buyer shall be given the opportunity to review and comment on any such Tax Return or other documentation before joining in the execution thereof.

7.6.Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.  Seller agrees to indemnify and hold Buyer harmless against any and all Indemnifiable Damages incurred or suffered by any Indemnified Person as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar Laws.

7.7.Non-Assignable Contracts.  “Non-Assignable Contracts” means a Contract included in the Assumed Contracts that requires third party consent for assignment that has not been obtained by Seller as of the Closing.  Seller shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to: (a) obtain the consent of the applicable third party; (b) make the benefit of each such Non-Assignable Contracts available to Buyer following the Closing; and (c) enforce following the Closing, at the request of Buyer and at the expense and for the account of Buyer, any right of Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof).  Seller will not take any action or suffer any omission with the intention (or that would be reasonably expected) to limit or restrict or terminate the benefits to Buyer under any such Non-Assignable Contract.  With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Buyer is obtained following the Closing, Seller shall transfer such Non-Assignable Contract to Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to Buyer and Seller within three Business Days following receipt of such approval or consent.

7.8.Misdirected Payments.  If Seller or Equityholder receives any payment after the Closing arising out of or relating to the Purchased Assets, Seller agrees to promptly remit such funds to Buyer. If Buyer or its Affiliates receive any payment after the Closing arising out of or relating to the Excluded Assets, Buyer agrees to promptly remit such funds to Seller.

7.9.Employees.  Buyer may offer “at will” employment to such employees of Seller as Buyer may choose in its discretion (those employees of Seller hired by Buyer effective immediately following the Closing being the “Hired Employees”).  Seller shall be responsible for compliance with COBRA, including the provision of continuation coverage with respect to all employees of Seller and their qualified beneficiaries for whom a qualifying event occurs at or prior to the Closing, and all current and former employees of Seller and its Affiliates and their qualified beneficiaries, who are not hired by Buyer or their qualified beneficiaries, for whom a qualifying event occurs at any time.  Notwithstanding the foregoing, nothing in this Section 7.9 shall prohibit Seller from terminating such continuation coverage as permitted by Code Section 4980B(f)(2)(B)(ii) if Seller ceases to provide any group health plan to any covered employee or dependent. Buyer shall be responsible for compliance with COBRA in accordance with Treasury Regulations Section 54.4980B-9, including, but not limited to, the provision of continuation coverage with respect to Hired Employees for whom a qualifying event occurs after the Closing.  The terms “continuation coverage,” “qualified beneficiaries,” and “qualifying event” are used herein with the meanings ascribed to them in COBRA.  Except as specifically provided herein, any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any employee of Seller on or prior to the close of business on the Closing Date, and related to employment of any such Person by Seller, shall be the sole responsibility of the Seller, including wages earned through the Closing Date, any entitlement to payment for accrued but unused vacation as of the Closing Date, severance, and other remuneration or employee benefits. To the extent that Hired Employees are covered by employee benefit plans of Buyer or its Affiliates, Buyer shall or shall cause its Affiliates to waive participant eligibility and waiting periods for all such Hired Employees to the extent satisfied under the comparable Seller Plan as of the Closing Date.

7.10.Certain Tax Matters.  Except as otherwise provided in this Agreement, Seller and each Equityholder, as applicable, shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such

Taxes are imposed by applicable Law.  For the avoidance of doubt, this Section 7.10 shall not apply to Transfer Taxes, which are addressed in Section 7.5(c).

7.11.Payment of Other Excluded Liabilities.  In addition to payment of Taxes pursuant to Section 7.5, Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities and other Liabilities and other obligations of Seller under this Agreement.

7.12.Distributions of Proceeds.  Seller shall not make any distribution of proceeds paid or payable under this Agreement (whether in liquidation or otherwise) in violation of applicable Law.

7.13.Release.  In consideration for the agreements and covenants of Buyer set forth in this Agreement, as of and following the Closing Date, Seller and each Equityholder (collectively in the singular, each a “Releasing Party” and in the plural, the “Releasing Parties”) hereby knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer and its predecessors, successors, parents, Subsidiaries and other Affiliates, and any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, a Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date (collectively, the “Released Claims”); provided, however, that such release will not cover any claims against Buyer arising after the Closing Date under this Agreement, or any Ancillary Transaction Document (including any Employee Offer Letter).

7.14.Change of Name.  On or before the day that is 30 days following the Closing Date, each Seller Entity shall make all necessary filings in order to remove any transferred trademarks or tradenames from its corporate name and cease marketing or operating under such Seller Entity’s corporate name as it existed as of the Closing Date, and thereafter not use any such name or derivation thereof.

7.15.Voluntary Disclosure Procedures; Certain Tax Returns.  Seller shall have the right, but not the obligation, within 90 days following the Closing to initiate voluntary disclosure or similar procedures as available in the states of South Carolina and Tennessee (the “Identified States”) solely with respect to the liabilities of Seller and/or the Business for sales, use or other similar transfer Taxes in those states for Pre-Closing Tax Periods to the extent that they remain open under the applicable statutes of limitation.  Seller shall have full authority and discretion to conduct those voluntary disclosures in the manner Seller deems appropriate and to settle, at its sole cost and expense, any related Tax claims as may result from such procedures; provided, however, that Seller may not take any action that could materially adversely affect Buyer, the Business or the Purchased Assets (unless Seller indemnifies Buyer for such materially adverse effect) without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  Seller shall have full responsibility for the timely payment of any Taxes that result from the resolution of those Tax claims and shall provide written notice of any such resolution to Buyer within 10 days of such resolution and will indemnify, defend and hold Buyer harmless from the same in accordance with Section 8.1(a).  Buyer agrees to provide, or cause its Affiliates to provide, Seller with reasonable access to all Tax records of the Business acquired in connection with the Transactions contemplated in this Agreement, as may be necessary to Seller in connection with the disclosure procedures contemplated in this Section 7.15.  Buyer shall not, and shall cause its Affiliates to not, within the first 90 days following the Closing, (x) initiate any voluntary disclosure or (y) otherwise initiate any other communication with any Governmental Entity with respect to the liabilities of Seller and/or the Business for sales, use or other similar transfer Taxes in any of the Identified States for Tax periods (or portions thereof) ending on or prior to the Closing Date, in each case unless required by applicable Law.  Subject to the foregoing provisions of this Section 7.15, Buyer shall be entitled to participate, at its own expense, in any of the proceedings described in this Section 7.15. Seller agrees to provide drafts of any applications, filings, communications, agreements or other Tax Returns with respect to any matter subject to this Section 7.15 to the Buyer for its review and comment at least ten days prior to filing or sending. Nothing in this Section 7.15 shall require Buyer to take any position on a Tax Return that is contrary to the requirements of applicable Law or GAAP or preclude Buyer from collecting and remitting sales Tax in any Identified State.  To the extent that the provisions of this Section 7.15 conflict with any other provision of this Agreement, this Section 7.15 shall control; provided, however, nothing set forth herein shall in anyway limit or modify Seller and the Equityholder’s obligations to indemnify, defend and hold harmless Buyer for any Pre-Closing Taxes or other Excluded Liabilities in accordance with Section 8.1(a).

ARTICLE VIII
INDEMNIFICATION

8.1.Indemnification.

(a)Subject to the limitations and exceptions set forth in this ARTICLE VIII, each Seller Entity and each Equityholder (each, in such capacity and as applicable, the “Seller Indemnifying Person”), jointly and severally, agree to indemnify and hold harmless Buyer and its Affiliates, each of their respective managers, directors, officers, agents, employees, representatives, successors and assigns (each of the foregoing being referred to individually in such capacity and as applicable as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, settlement costs and expenses, including costs of investigation and defense and reasonable fees and expenses of legal counsel, experts and other professionals, but excluding punitive damages (except to the extent such punitive damages are paid or payable to a third party) (collectively, “Indemnifiable Damages”), whether or not due to a third-party claim, in each case, directly or indirectly incurred, arising out of or resulting from or in connection with:

(i)any breach of any representation or warranty made by Seller and the Equityholder in ARTICLE IV or made by Seller or Equityholder in any Ancillary Transaction Document to which Seller or any Equityholder is a party;

(ii)any breach of any representation or warranty made by Equityholder in ARTICLE V;

(iii)any and all Indebtedness of Seller and Transaction Expenses;

(iv)any breach of or default of any of the covenants made by Seller or Equityholder in this Agreement or in any Ancillary Transaction Document to which Seller or Equityholder is a party;

(v)the Excluded Assets or the Excluded Liabilities;

(vi)events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Purchased Assets on or prior to the Closing Date, except the Assumed Liabilities;

(vii)any fraud, intentional misrepresentation or willful breach by or on the part of Seller or Equityholder arising out of, resulting from or in connection with this Agreement or in any Ancillary Transaction Document to which Seller or Equityholder is a party;

(viii)any claims or disputes arising between the Seller Entities or related to allocation of any payments made by Buyer to the Seller between the Seller Entities; and

(ix)any Pre-Closing Taxes.

(b)Subject to the limitations and exceptions set forth in this ARTICLE VIII, including those contained in Section 8.2(c), Buyer (in such capacity, an “Indemnifying Person”) agrees to indemnify and hold harmless each Seller Entity and Equityholder and each of their respective managers, directors, officers, agents, employees, representatives, successors and assigns (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Indemnifiable Damages, in each case, directly or indirectly incurred, arising out of, resulting from or in connection with:

(i)any breach of any representation or warranty made by Buyer in ARTICLE IVI or in any Ancillary Transaction Document;

(ii)any breach of or default of any of the covenants made by Buyer in this Agreement or in any Ancillary Transaction Document; or

(iii)the Purchased Assets or the Assumed Liabilities.

(c)For purposes of calculating the amount of any Indemnifiable Damages under this ARTICLE VIII, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties contained in ARTICLE IV and ARTICLE V shall be disregarded.

8.2.Recourse; Other Limitations.

(a)The indemnification obligations of each Indemnifying Person under this ARTICLE VIII and the set-off rights set forth in Section 2.7(f) shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Persons with respect to the Transactions against such Indemnifying Person; provided, however, that this ARTICLE VIII shall not limit or restrict an Indemnified Person’s and its Affiliates’ rights to specific performance, injunctive relief or any other equitable remedies for any breach or threatened breach of this Agreement or any Ancillary Transaction Document to which an Indemnified Person is a party, or any right or remedy arising by reason of any claim of fraud, intentional misrepresentation or willful breach. Notwithstanding anything herein to the contrary, neither Seller nor Equityholder shall have any liability to any Buyer Indemnified Person for any Indemnifiable Damages (including any overtime costs or increased compensation costs) arising out of or resulting from the replacement of the Deficient Employees.

(b)Except for Indemnifiable Damages with respect to Special Matters or pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) for breaches of Fundamental Representations (which shall, in each case, be subject to Section 8.2(c)), the Seller Indemnifying Persons’ aggregate Liability for Indemnifiable Damages shall be limited to an aggregate amount equal to 15% of the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.7, if any.

(c)The Seller Indemnifying Persons’ aggregate maximum liability for any Indemnifiable Damages for indemnification claims made for Special Matters (other than Section 8.1(a)(vii)) and with respect to indemnification claims made pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) for breaches of Fundamental Representations, shall not exceed the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.7, if any. The aggregate maximum liability for any Indemnifiable Damages for indemnification claims made under

ARTICLE VIII (other than with respect to Section 8.1(a)(vii)) shall not exceed the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.7, if any; provided, that notwithstanding anything to the contrary set forth herein, Indemnifiable Damages for indemnification claims made pursuant to Section 8.1(a)(vii) shall be unlimited. The Buyer’s aggregate maximum liability for any Indemnifiable Damages for indemnification claims made under Section 8.1(b) shall not exceed the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.7, if any.

(d)Other than with respect to indemnification claims pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) for a breach of any of the Fundamental Representations, no claim for indemnification may be made by any Indemnified Person pursuant to Section 8.1(a)(i), Section 8.1(a)(ii) or Section 8.1(b)(i) unless and until the aggregate amount of the Indemnifiable Damages exceeds the Basket Amount, at which point, subject to the limits set forth in this ARTICLE VIII, Indemnified Persons may recover all Indemnifiable Damages, including the Basket Amount.  No Indemnified Person shall be entitled to receive indemnification more than once with respect to the same loss even if the state of facts giving rise to such loss constitutes a breach of more than one representation, warranty, covenant or agreement.

8.3.Period for Claims; Other Limitations.  The period during which claims for Indemnifiable Damages may be made pursuant to Section 8.4 for the indemnity obligations under this Agreement (the applicable period, the “Claims Period”) shall commence at the Closing and terminate at 5:00 pm Pacific time on the first Business Day occurring after the 18-month anniversary of the Closing Date (the “Indemnification Period”); provided, however, that the Claims Period for claims made: (a) pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) with respect to the breach of a Fundamental Representation; and (b) pursuant to Section 8.1(b) and (c) pursuant to Sections 8.1(a)(iii)-(ix) shall commence at the Closing and shall survive for the respective statute of limitations plus 60 days (the applicable time period specified in this proviso being the “Subsequent Claims Period”).

8.4.Claims.  On or before the last day of the Indemnification Period, an Indemnified Person may deliver to an Indemnifying Person and, following the expiration of the Indemnification Period, on or before the last day of the Subsequent Claims Period, as applicable, an Indemnified Person may deliver to an Indemnifying Person, a certificate signed by any officer of such Indemnified Person (as updated or amended from time to time by such Indemnified Person in good faith by delivering an updated or amended Officer’s Certificate to such Indemnifying Person, an “Officer’s Certificate”): (a) stating that an Indemnified Person has incurred, paid, reserved or accrued Indemnifiable Damages, or is reasonably likely to incur, pay, reserve or accrue Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in audit of Buyer which could give rise to Indemnifiable Damages); (b) stating the Indemnified Person’s reasonable, good faith estimate of the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Buyer to be incurred, paid, reserved or accrued); and (c) specifying in reasonable detail (based upon the information then possessed by the Indemnified Person) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and the principal facts, to the extent then known by such Indemnified Person, giving rise to any such claim for indemnification and the sections of this Agreement pursuant to which such claim is being made.  Provided that the Officer’s Certificate is delivered to an Indemnifying Person within the Indemnification Period or Subsequent Claims Period, as applicable, no delay in providing such Officer’s Certificate shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Person is materially prejudiced by such delay.

8.5.Resolution of Objections to Claims.

(a)The Indemnifying Person shall have 30 days after receipt of an Officer’s Certificate to object in good faith in writing to any claim or claims by the Indemnified Person made in such Officer’s Certificate, and if no such written objection is received by the Indemnified Person within such 30-day period, such matter shall be deemed to be determined in favor of Buyer as set forth in, and as may be qualified by, such Officer’s Certificate.  If the Indemnifying Person objects in good faith and delivers written notice of such objection to such Indemnified Person within such 30-day period, the Indemnified Person and the Indemnifying Person shall attempt in good faith to resolve such objection within the 45-day period commencing on the Indemnified Person’s receipt of such written objection.  If the Indemnified Person and the Indemnifying Person shall so agree, a memorandum setting forth such agreement shall be prepared and signed by all such Parties, and, if the Indemnifying Person is a Seller Entity or the Equityholder, the Parties shall execute and deliver written instructions to the Escrow Agent directing the Escrow Agent to distribute an amount equal to the agreed amount set forth in such memorandum.

(b)If no such agreement can be reached during such 45-day period, but in any event upon the expiration of such 45-day period, the dispute shall be handled in accordance with Section 9.7, Section 9.8 or SectionError! Reference source not found., as applicable.

8.6.Third-Party Claims.

(a)In the event that any claim for which an Indemnifying Person would be liable to an Indemnified Person hereunder is asserted against or sought to be collected from such Indemnified Person by a third party (including any Tax audit, contest or similar proceeding) (each, a “Third-Party Claim”), the Indemnified Person shall notify in writing Seller of such Third-Party Claim within 30 days after the Indemnified Person becomes aware of such Third-Party Claim (or within such shorter period as may be required to permit the Indemnifying Person to respond to any such Third-Party Claim), specifying the nature of and the specific basis for such Third-Party Claim and a good faith estimate (to the extent practicable) of the amount of all related Indemnifiable Damages; provided, however, that the failure to so notify Seller will not relieve any Indemnifying Person from Liability under this ARTICLE VIII unless (and then only to the extent that) it has been prejudiced by such delay.

(b)The Indemnifying Person shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if and only if the Indemnifying Person (i) provides to the Indemnified Person written notice of the Indemnifying Person’s election to defend such Third-Party Claim within 30 days of the receipt of such notice from the Indemnified Person and (ii) provides to the Indemnified Person written acknowledgment that such Third-Party Claim involves a matter for which the Indemnifying Person is obligated to provide indemnification to the Indemnified Person pursuant to this ARTICLE VIII; provided, however, that in the case of any Third-Party Claim with respect to any Tax audit, contest or similar proceeding relating to both a Pre-Closing Tax Period and a Post-Closing Tax Period, the Indemnifying Person shall not be entitled to assume and control the defense of such Third-Party Claim to the extent such Tax audit, contest or similar proceeding relates to a Post-Closing Tax Period.  Notwithstanding anything herein to the contrary, the Indemnifying Person shall not have the right to assume the defense of any such Third-Party Claim (A) if such Third-Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Person, or (B) if the defendants in, or targets of any such Third-Party Claim include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person has been advised by counsel that a conflict of interest likely exists between the Indemnified Person and the Indemnifying Person (in which case the Indemnifying Person will not have the right to assume the defense of the Third-Party Claim against the Indemnified Person).

(c)If the Indemnifying Person elects to undertake any such defense, the Indemnified Person may participate in such defense at its own expense.  The Indemnified Person shall undertake good faith efforts to cooperate with the Indemnifying Person in such defense and make available to the

Indemnifying Person, at the Indemnifying Person’s expense, all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto (or in the possession or control of any of its Affiliates or its or their representatives) as are reasonably requested by the Indemnifying Person or its counsel.  If the Indemnifying Person elects to control any such defense, the Indemnified Person shall not, without the Indemnifying Person’s prior written consent pay or permit to be paid any amount in settlement of such Third-Party Claim unless: (i) the Indemnifying Person consents in writing to such payment; (ii) the Indemnifying Person withdraws from the defense of, or fails to actively conducting the defense of, such Third-Party Claim; or (iii) a final judgment is entered against the Indemnified Person with respect to such Third-Party Claim.  The Indemnifying Person shall not unreasonably withhold, condition or delay consent to a settlement.  Notwithstanding anything to the contrary in this Agreement, with respect to any Third-Party Claim for which the Indemnifying Person has elected to conduct the defense and is actively conducting the defense thereof, if the Indemnified Person so directs the Indemnifying Person in writing, the Indemnifying Person shall settle, compromise or discharge such Third-Party Claim for the settlement amount specified by the Indemnified Person (the “Settlement Amount”), which shall be paid as follows: (A) to the extent that the Indemnifying Person does not object to the amount to be paid to the applicable third party in connection with the settlement, compromise or discharge of such Third-Party Claim, such amount shall constitute Indemnifiable Damages for all purposes under this Agreement (such amount, the “Agreed Value”), and the Indemnified Person may unilaterally direct the Escrow Agent to distribute an amount equal to the Agreed Value as specified in written instructions delivered by the Indemnified Person to the Escrow Agent; and (B) the Indemnified Persons shall fund any portion of the Settlement Amount that is in excess of the Agreed Value (such excess, the “Disputed Amount”).  The Indemnified Person shall have the right to make a claim for Indemnifiable Damages for the Disputed Amount and, if the Indemnified Person makes such claim, a portion of the Escrow Amount equal to the Disputed Amount shall continue to be held by the Escrow Agent and shall not be paid to Seller until the Indemnified Person’s claim for Indemnifiable Damages with respect to the Disputed Amount has been resolved or satisfied in accordance with the terms of Section 8.4, this Section 8.6, Section 9.8, Section 9.9 and the Escrow Agreement, as applicable.

8.7.No Waiver by Knowledge.  An Indemnified Person’s right to indemnification under this ARTICLE VIII based on the breach of any representation, warranty, covenant or agreement contained in this Agreement shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnified Person’s or its Affiliates’ or their respective representatives’ knowledge of such breach or untruth, regardless of whether such knowledge exists as a result of the Indemnified Person’s investigation, as a result of disclosure (other than disclosures set forth on the Disclosure Schedules for purposes of solely determining whether there has been a breach of a representation or warranty) by the Indemnifying Person (or any other Person), or otherwise.

8.8.Tax Treatment of Indemnity Payments.  The Parties agree to treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Final Net Purchase Price for federal, state, local and foreign income Tax purposes unless otherwise required by Law.

ARTICLE IX
GENERAL PROVISIONS

9.1.Survival of Representations and Warranties and Covenants.  The representations and warranties with respect to Seller and the Equityholder in ARTICLE IV (and of the Equityholder, in the case of ARTICLE V) and of Buyer in ARTICLE VI shall survive the Closing and remain in full force and effect until the expiration of the Claims Period that applies to such representations and warranties as set forth in Section 8.3; provided, however, that no right to indemnification pursuant to ARTICLE VIII in respect of any claim that is set forth in an Officer’s Certificate (including any update or amendment thereto) delivered to the Indemnifying Person prior to the expiration of the applicable Claims Period shall be affected by the expiration of such representations and warranties as it relates to such claim.

9.2.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent via email (with receipt confirmed), to the Parties at the respective addresses set forth on Schedule E (or at such other address for a Party as shall be specified by like notice).

9.3.Counterparts.  This Agreement may be executed in one or more counterparts (including by means of DocuSign (or similar) or transmission in portable document format (.pdf)), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

9.4.Entire Agreement; Non-assignability; Parties in Interest; Amendment.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Disclosure Schedule: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that ARTICLE VIII is intended to benefit Indemnified Persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Seller (on behalf of Seller and the Equityholder).

9.5.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided; however, that Buyer may assign, transfer or delegate its rights and obligations pursuant to this Agreement, in whole and not in part, to one of the following persons if such Person signs a written agreement evidencing its assumption of such rights and obligations: (a) any direct wholly-owned Subsidiary of Buyer or any successor in interest to Buyer; (b) one or more banks or other lenders providing financing to Buyer or its Affiliates from time to time; or (c) any Person that acquires the outstanding shares of capital stock or substantially all of the assets of Buyer.

9.6.Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties.  The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7.Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  Other than as expressly provided in Section 2.6, Section 2.7 and Section 8.5 with respect to the resolution of Disputes, the Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court.  The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.  With respect to any particular Action, venue shall lie solely in the State of Delaware.

9.9.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10.Fees and Expenses.  Other than as expressly provided in Section 2.6, Section 2.7 and ARTICLE VIII, each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the Transactions, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection herewith or therewith; (b) the preparation and submission of any filing or notice required to be made or given in connection with the Transactions; and (c) the consummation of the Transactions.

9.11.Confidentiality.  It is understood and agreed by Seller and each Equityholder and their respective counsel that this Agreement and all of its Schedules and Exhibits, as well as its terms, and matters discussed in negotiating its terms are confidential. It is therefore understood and agreed by Seller and each Equityholder and their respective counsel that they will not (except as specifically permitted under Section 7.4), and will cause their Affiliates not to, unless required by a subpoena, court or applicable Law or the rules of a stock exchange on which their securities are listed, reveal, discuss, publish or in any way communicate any terms of this Agreement, or the fact of the Agreement generally, other than to state that the terms in the Agreement were satisfactory to all Parties.  The foregoing shall not prohibit Seller or Equityholder or any Affiliates of Seller or Equityholder from disclosing or discussing any information that is made available to the general public by Buyer, in each case so long as such disclosure or discussion does not extend beyond such information made public by Buyer.  In addition, this Section 9.11 shall not be construed to prohibit Seller or Equityholder or the Affiliates of Seller or Equityholder from disclosing (a) the terms of this Agreement to relatives of Equityholder and/or attorneys, accountants and other agents or representatives who (i) have a need to know such information in connection with services provided to or on behalf of Seller or Equityholder or the Affiliates of Seller or Equityholder or any relative of Equityholder and (ii) have agreed in writing to confidentiality obligations substantially similar to those contained in this Section 9.11, and (b) the sale price, escrow and earn-out under this Agreement to current employees of the

Seller (i) with respect to whom a sale bonus related to sale price or such other items is attributable and (ii) who have agreed in writing to confidentiality obligations substantially similar to those contained in this Section 9.11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

L.A.R.K. Industries, Inc. (d/b/a Residential Design Services)

By: /s/ Kendall R. Hoyd

Name: Kendall R. Hoyd
Title:President

SELLER:

INTOWN DESIGN, INC.

By: /s/ Donald G. Zahnle

Name: Donald G. Zahnle
Title:President

SELLER:

INTOWN GRANITE OF CHARLOTTE, INC.

By: /s/ Donald G. Zahnle

Name: Donald G. Zahnle
Title:President

SELLER:

GRANITEC, LLC

By: /s/ Donald G. Zahnle

Name: Donald G. Zahnle
Title:Manager

EQUITYHOLDER:

DONALD ZAHNLE

By: /s/ Donald G. Zahnle

[Signature Page to Purchase Agreement]

Schedule A

Additional Defined Terms

Term	Definition
Adjusted EBITDA

The net income generated by the operation of the Earn-Out Business during the 12-month period beginning the first full month after the Closing Date before interest expense, income tax expense, depreciation expense and intangible asset amortization expense, calculated in accordance with GAAP, and to the extent in accordance with GAAP, consistently applied in accordance with past practices and in accordance with normal year end cut-off practices, plus (or minus) any adjustments that are reasonably required to remove the effect of any one-time or non-recurring expenses or income during such period and/or are consistent with adjustments that an independent and nationally recognized accounting firm would reasonably be expected to make in the course of preparing a “quality of earnings analysis” for a potential arm’s length purchaser of the Company; provided, however, Adjusted EBITDA shall not include any charges related to allocated overhead other than (a) those costs incurred directly in the operation of the Earn-Out Business, and (b) the Earn-Out Business’ proportional share of costs incurred on its behalf by Buyer, but only to the extent such proportional share can be directly attributed to a variable under control of the management of the Earn-Out Business.  For clarity, costs that are directly attributable (i) to the employment of the employees of the Earn-Out Business, such as (but not limited to) compensation and benefits, (ii) to revenue of the Earn-Out Business, such as (but not limited to) liability insurance, or (iii) to an asset of the Earn-Out Business, such as (but not limited to) vehicle insurance, will be charged to the Earn-Out Business in direct proportion to the Earn-Out Business’ proportional share of such variables within Buyer’s consolidated total.

Adjusted EBITDA Threshold	An amount equal to 105% of the Final 2018 EBITDA Amount.
Ancillary Transaction Documents

Collectively, the Escrow Agreement, the Restrictive Covenant Agreements, the Employee Offer Letters, the Funds Flow Memo, the other documents, certificates, affidavits and agreements delivered pursuant to Section 3.2.

Balance Sheet Date	December 31, 2018.
Basket Amount	$75,000.
Bill of Sale, Assignment and Assumption Agreement	A bill of sale, assignment and assumption agreement, in the form provided by Buyer and reasonably acceptable to Seller, duly executed by Buyer and Seller.

Schedule 3.2(a)(ix)

Business

Fabrication and installation of stone products, including, but not limited to, granite, marble and engineered stone, for commercial and residential applications, including, but not limited to, personal residences, apartments, condominiums, commercial and industrial facilities.

Buyer	L.A.R.K. Industries, Inc. (d/b/a Residential Design Services).
Closing Effective Time	12:01 a.m. Pacific time on the Closing Date.
Contract Materiality Threshold	$25,000 per annum.
Deficient Employees	Means those certain ten employees of Seller identified by name in subsection 3 of Section 4.21 of the Disclosure Schedule.
Earn-Out Business	The Business as conducted by Seller immediately prior to the Closing; and for the avoidance of doubt, excluding any other products or services sold by Buyer or any of Buyer’s Affiliates.
Earn-Out End Date	The date which is 12 months following the first full month after the Closing Date.
Earn-Out Statement Delivery Deadline	The date which is 90 days following the Earn-Out End Date.
Employee Offer Letters	An offer of employment in the form provided by Buyer, to be executed by Buyer and each employee of Seller.
Enterprise Value

$10,638,910.53; provided, however, if the Seller’s employees and former employees, if applicable, are not covered under the Seller’s group health plan for the entirety of the period from the Closing Effective Time through and including March 31, 2019, then the Final Net Working Capital Amount shall be automatically decreased by an amount equal to $18,910.53.

Escrow Agent	Citibank N.A.
Escrow Agreement	The Escrow Agreement, dated as of the Closing Date, by and among Seller, Buyer and the Escrow Agent.
Escrow Amount	An amount equal to 15% of the Enterprise Value.
Financial Statements

Collectively: (a) the unaudited balance sheet of each Seller Entity for as of December 31, 2017 and the related statement of income and Equityholder’ equity of each Seller Entity for the year ended December 31, 2017; and (b) the unaudited interim balance sheet of each Seller Entity as of the Balance Sheet Date and the related unaudited statements of income and Equityholder’ equity of each Seller Entity for the year ended December 31, 2018.

Indemnified Person	Buyer Indemnified Persons or Seller Indemnified Persons, as applicable.
Indemnifying Persons	Buyer or Seller Indemnifying Persons, as applicable.

2

IP Assignment	An assignment of the Seller Owned Intellectual Property, in the form provided by Buyer and reasonably acceptable to Seller, duly executed by Buyer and Seller.
Knowledge Group Members	Don Zahnle, Doug Lang, Melissa Lang, Rachel Linde and Joe Coulson.
Net Working Capital Amount

An amount equal to the sum of: (a) Seller’s consolidated total current assets (as determined in accordance with GAAP) included in the Purchased Assets; provided, however, for purposes of calculating the Final Net Working Capital Amount, accounts receivable shall only be included to the extent actually collected by Buyer on or prior to the date the Final Net Working Capital Amount is finally determined pursuant to Section 2.6(a), and the collection of which is not being contested or disputed by the applicable debtor as of such date; minus (b) Seller’s consolidated total current liabilities (as determined in accordance with GAAP) included in the Assumed Liabilities; in each case corresponding to the categories and line items set forth on the illustrative calculation of the Net Working Capital Amount set forth on Schedule F.  For purposes of calculating the Net Working Capital Amount and for the avoidance of doubt, Seller’s consolidated total current liabilities shall include only those items listed as current assets or current liabilities on Schedule F.

Neutral Accountant	Baker Tilly (or, if such firm shall decline or is unable to act, another independent Neutral Accountant of national reputation reasonably acceptable to Seller and Buyer).
Restricted Parties	Each Seller Entity and Don Zahnle.
Restrictive Covenant Agreement	A Restrictive Covenant Agreement in the form provided by Buyer and reasonably acceptable to Seller and each Restricted Party, to be executed by Seller and each Restricted Party in favor of Buyer.
Special Matters	Indemnification claims made pursuant to Section 8.1(a)(iii)-(ix).
Target Net Working Capital Amount

As applicable, either: (a)(i) $3,400,000, minus (ii) the amount, if any, by which (A) the value of the current assets that constitute Inventory (as determined in accordance with the Accounting Principles) included in the Purchased Assets, exceeds (B) the value of the current assets that constitute Inventory (as determined in accordance with GAAP in connection with determining the Net Working Capital Amount) included in the Purchased Assets; or (b) if and only if the foregoing clause (a) does not apply, $3,400,000.

Virtual Data Room	The “Project Ringo” virtual data room folder hosted by Firmex in connection with the Transactions.

3